Exhibit 3.3

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

Pursuant to Section 151(g) and 303 of the

General Corporation Law of the State of Delaware

Hertz Global Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), hereby certifies that pursuant to the Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of the Company, dated as of June 10, 2021 (the “Plan of Reorganization”), which Plan of Reorganization was confirmed by order of the United States Bankruptcy Court for the District of Delaware pursuant to Chapter 11 of the United States Bankruptcy Code and provides for the authorization and issuance of the Series A Preferred Stock (as defined below), and pursuant to the provisions of Section 151(g) and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), a series of Preferred Stock, $0.01 par value per share, of the Company, herein designated as “Series A Preferred Stock,” is hereby issued, designated, created, authorized and provided for on the terms and with the voting powers, designations, preferences and relative, participating, optional, or other special rights and the qualifications, limitations or restrictions set forth herein and in the Second Amended and Restated Certificate of Incorporation of the Company (as may be further amended, supplemented or otherwise modified from time to time, the “Certificate”):

SECTION 1.          Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 1,500,000. Subject to the provisions of Section 8, that number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (b) the filing of an amendment to this Certificate of Designation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

SECTION 2.           Ranking. The Series A Preferred Stock will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights:

(a)           on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Parity Stock”);

(b)           junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Senior Stock”); and

(c)           senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with, or senior to, the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Junior Stock”).

The Company’s ability to issue Parity Stock, Senior Stock and Junior Stock shall be subject in all respects to the provisions of Section 8, and the Company shall not, and shall not be permitted to, issue any Parity Stock, Senior Stock or Junior Stock in violation thereof. The respective definitions of Parity Stock, Senior Stock and Junior Stock shall also include any securities, rights or options exercisable or exchangeable or convertible into Parity Stock, Senior Stock or Junior Stock, as the case may be.

SECTION 3.           Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share through the most recent Dividend Payment Date on or prior to such date pursuant to Section 4(b) or Section 11(a)(i), whether or not declared, but that have not, as of such date, been paid in cash.

“ACM” means Apollo Capital Management, L.P., together with investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its Affiliates.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary of the OpCo Borrower or (ii) assumed by the OpCo Borrower or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the OpCo Borrower or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary of the OpCo Borrower.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Equity Capital Stock) used or to be used by the OpCo Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Equity Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Equity Capital Stock by the OpCo Borrower or another Restricted Subsidiary; or (iv) Equity Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amex GBT Contracts” means any contracts, agreements or arrangements (including any preferred partner agreements) by and between GBT Travel Services UK Limited d/b/a American Express Global Business Travel or any of its affiliates (“Amex GBT”) and the OpCo Borrower or any of its Restricted Subsidiaries, pursuant to which Amex GBT, among other things, designates the OpCo Borrower and/or any of its Restricted Subsidiaries as a preferred supplier.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Equity Capital Stock of a member of the Restricted Group (other than the Equity Capital Stock of the Company) (other than directors’ qualifying shares or, in the case of a Foreign Subsidiary, to the extent required by applicable law), property or other assets (each referred to for purposes of this definition as a “disposition”) by a member of the Restricted Group (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to a member of the Restricted Group, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the OpCo Borrower in good faith) by the OpCo Borrower and its Restricted Subsidiaries of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Section 8(b)(vii), (vii) any Financing Disposition by the OpCo Borrower or its Restricted Subsidiaries, (viii) any “fee in lieu” or other disposition of assets by the OpCo Borrower or any Restricted Subsidiary to any Governmental Authority that continue in use by the OpCo Borrower or any Restricted Subsidiary, so long as the OpCo Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property by the OpCo Borrower and its Restricted Subsidiaries pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, including pursuant to any Rental Car LKE Program, (x) any financing transaction by the OpCo Borrower and its Restricted Subsidiaries with respect to property built or acquired by the OpCo Borrower or any Restricted Subsidiary, including any sale/leaseback transaction or asset securitization, (xi) any disposition by the OpCo Borrower and its Restricted Subsidiaries arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the OpCo Borrower in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xii) any disposition by the OpCo Borrower and its Restricted Subsidiaries of Equity Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition by the OpCo Borrower and its Restricted Subsidiaries of Equity Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than a member of the Restricted Group) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Equity Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions by the OpCo Borrower and its Restricted Subsidiaries for aggregate consideration not to exceed the greater of $75,000,000 and 12.5% of LTM Consolidated EBITDA, (xvi) any disposition by the OpCo Borrower and its Restricted Subsidiaries of all or any part of the Equity Capital Stock or business or assets of (a) Etma, Inc. or any successor in interest thereto, or (b) CAR Inc. or any successor in interest thereto, (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith determination of the OpCo Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the OpCo Borrower and its Subsidiaries taken as a whole, (xviii) any license, sublicense or other grant of rights by the OpCo Borrower and its Restricted Subsidiaries in or to any trademark, copyright, patent or other intellectual property, (xix) any lease or sublease of real or other property by the OpCo Borrower and its Restricted Subsidiaries, (xx) any disposition by the OpCo Borrower and its Restricted Subsidiaries for Fair Market Value to any Franchisee or any Franchise Special Purpose Entity, (xxi) any disposition of securities by the OpCo Borrower and its Restricted Subsidiaries pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities were otherwise permitted to be disposed of at the time of entering into the agreement for such securities lending or other securities financing transaction or (xxii) so long as no Non-Compliance Event under clauses (i) or (vi) of the definition thereof shall have occurred and be continuing (or would result therefrom), any other disposition by the OpCo Borrower and its Restricted Subsidiaries if on a pro forma basis after giving effect to such disposition (including any application of proceeds therefrom) the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 4.00 to 1.00.

Unless otherwise specified herein, a Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (i) treasury services, (ii) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (iii) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (iv) other banking, financial or treasury products or services as may be requested by the OpCo Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (i) through (iii) of this definition).

“Bank Products Obligations” means, with respect to any Person, the obligations of such Person pursuant to any Bank Products Agreement.

“Board” and “Board of Directors” means the Board of Directors of the Company or the OpCo Borrower, as the context may require.

“Borrowing Base” means the sum of (i) 95% of the book value of revenue earning equipment of the OpCo Borrower and its Subsidiaries, (ii) 95% of the book value of Fleet Receivables and VAT Receivables of the OpCo Borrower and its Subsidiaries, (iii) 95% of the book value of Service Vehicles of the OpCo Borrower and its Subsidiaries and (iv) Restricted Fleet Cash (in each case, determined as of the end of the most recently ended fiscal month of the OpCo Borrower ending immediately prior to such date of determination for which internal consolidated financial statements of the OpCo Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (1) any property or assets of a type described above acquired since the end of such fiscal month and (2) any property or assets of a type described above being acquired in connection therewith).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the Amended and Restated By-laws of the Company, as may be amended from time to time in accordance with the terms of the Certificate (including this Certificate of Designation).

“Capital Stock” means, of any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; provided that unless the Company elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update shall continue to be accounted for as operating leases for purposes of all financial definitions (including the definition of Indebtedness), calculations and deliverables under this Certificate of Designation (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the Accounting Standards Update or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as capital lease obligations or otherwise accounted for as liabilities in financial statements.

“Captive Insurance Subsidiary” means any Subsidiary of the OpCo Borrower that is subject to regulation as an insurance company (and any Subsidiary thereof).

“Case” means the voluntary cases commenced by the Company and certain of its Subsidiaries and Affiliates (the debtors in such cases being referred to collectively as the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., in the United States Bankruptcy Court for the District of Delaware, which were jointly administered under Case No. 20-11218 (MFW).

“Cash Equivalents” means (i) money and (ii)(1) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (2) time deposits, certificates of deposit or bankers’ acceptances of (A) any lender under the Exit Facilities or any Refinancing Indebtedness thereof or Affiliate thereof or (B) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P Global Ratings or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2)(A) or (2)(B) above, (4) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (5) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (6) investment funds investing at least 95% of their assets in cash equivalents of the types described in clauses (i) and (ii)(1) through (5) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (7) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (8) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law.

“Certificate” has the meaning set forth in the recitals above.

“Certificate of Designation” means this Certificate of Designations of Rights, Preferences and Limitations of the Series A Preferred Stock.

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company or (b) the Company shall cease to own, directly or indirectly, 100% of the Capital Stock of each of (x) the OpCo Borrower and (y) Rental Car Intermediate Holdings, LLC, a Delaware limited liability company (or any successor in interest thereto) (“OpCo Holdings”).

“close of business” means 5:00 p.m. (New York City time).

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Closing Date ABS Facilities” means one or more new asset backed securitization facilities pursuant to which Hertz Vehicle Financing III LLC, a Delaware limited liability company (“HVF III”), will issue notes in an aggregate original principal amount not to exceed $7.0 billion on the initial funding date thereof, issued pursuant to and subject to the terms of, that certain Base Indenture, dated as of June 29, 2021, between HVF III and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee, as amended, restated, modified or supplemented from time to time, exclusive of Series Supplements (as defined therein) creating a new Series of Notes (as defined in such Base Indenture).

“Closing Date Refinancing” means the payment in frill of principal, accrued and unpaid interest, and other amounts due and owing under (i) the Existing DIP Credit Agreement, (ii) the Existing HIL Credit Agreement and (iii) all other third party Indebtedness for borrowed money of the Debtors (other than indebtedness contemplated by the Plan of Reorganization to survive the consummation of the Transactions), and, in each case the termination of all commitments with respect to the foregoing and the termination and release of any Liens securing the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Common Sponsor Affiliated Purchasers” means Knighthead, Certares or Amarillo LP or, in each case, any Affiliate thereof.

“Common Stock” means the common stock, par value $0.01 per share, of the Company issued on the Closing Date.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which (i) is under “common control” (within the meaning of Section 4001 of ERISA) with the OpCo Borrower or (ii) is part of a group of entities (whether or not incorporated), which includes the OpCo Borrower, which (1) is treated as a “single employer” under Section 414(b) or (c) of the Code or (2) solely for the purpose of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a “single employer” under Sections 414(b), (c), (m) or (o) of the Code.

“Company” has the meaning set forth in the recitals above.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense excluding any non-cash interest expense of the OpCo Borrower and its Restricted Subsidiaries for such period.

“Consolidated EBITDA” means, in each case solely with respect to the OpCo Borrower and its Restricted Subsidiaries, for any period, the Consolidated Net Income for such period, plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (iii)(u) through (iii)(z) thereof and any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs), (iv) all other noncash charges or noncash losses, including, without limitation, any non-cash asset retirement costs, non-cash compensation charges, non-cash translation (gain) loss and non-cash expense relating to the vesting of warrants, (v) any expenses or charges related to any Investment or Indebtedness permitted by this Certificate of Designation (whether or not consummated or incurred, and including any offering or sale of Equity Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the OpCo Borrower or its Restricted Subsidiaries), (vi) the amount of loss on any Financing Disposition, (vii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of the OpCo Borrower, (viii) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the OpCo Borrower and its Restricted Subsidiaries, (ix) other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions (including acquisitions subject to a letter of intent or purchase agreement), including Investments, dividends, Restricted Payments, Asset Dispositions, refinancings or issuances of debt or equity permitted hereunder or related to any amendment, modification or waiver in respect of the documentation governing the transactions described in this clause (ix), (x) charges, losses or expenses to the extent paid for, reimbursable, indemnifiable or insurable, or reasonably expected to be paid for reimbursable, indemnifiable or insured, by a third party, (xi) the amount of any expense or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party, (xii) cash expenses relating to contingent or deferred payments in connection with any Permitted Acquisition or other Investment permitted under this Certificate of Designation or any Permitted Acquisition or Investment permitted under this Certificate of Designation consummated prior to its effective date (including earn-outs, contingent consideration, non-compete payments, consulting payments and similar obligations), to the extent included in the calculation of Consolidated Net Income in accordance with GAAP as an accounting adjustment for such period to the extent that the actual amount payable or paid in respect of such contingent or deferred payments exceeds the liability booked by the applicable person and (xiii) the Transaction Costs, plus (b) pro forma results for (i) acquisitions (including acquisitions subject to a letter of intent or purchase agreement at such time), (ii) dispositions of business entities or properties or assets constituting a division or line of business of any business entity and (iii) operational changes, operational initiatives, new businesses, new contract value and revenue enhancements (including pricing and volume) (including, to the extent applicable, from the Transactions or any restructuring), including any “run-rate” cost savings, synergies, operating expense reductions and improvements, enhanced revenue and business optimizations determined in good faith by the OpCo Borrower to result from actions which have been taken or with respect to which substantial steps have been taken or are expected to be taken no later than 24 months following any such acquisition, disposition, other transaction, operational change, operational initiative, new business, new contract or revenue enhancement, in each case, reasonably identifiable and factually supportable as determined in good faith by the OpCo Borrower), plus (c) the adjustments previously identified in the Financial Model, plus (d) such other adjustments contained in, or of the type contained in, a due diligence quality of earnings report made available to the Preferred Majority Holders prepared by (x) a “big-four” nationally recognized accounting firm or (y) any other accounting firm that shall be reasonably acceptable to the Preferred Majority Holders, plus (e) the proceeds of any business interruption insurance received or reasonably expected to be received plus (f) adjustments determined on a basis consistent with Article 11 of Regulation S-X.

“Consolidated First Lien Indebtedness” means, as of any date of determination, an amount equal to (a) the Consolidated Total Corporate Indebtedness (for purposes of this definition, with respect to clause (b) of the definition thereof, without any deduction in respect of any Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on Customer Receivables or otherwise Incurred in connection with a Financing Disposition of Customer Receivables or (B) otherwise Incurred in connection with a Special Purpose Financing consisting of Customer Receivables) as of such date that is then either (1) secured by Liens on the collateral securing the Exit Facilities or any Refinancing Indebtedness thereof or (2) consists of Indebtedness of the type referenced in the parenthetical above (other than in the case of each of the foregoing clauses (1) and (2), (x) Indebtedness secured by a Lien ranking junior to or subordinated to the Lien securing the Exit Facilities or any Refinancing Indebtedness thereof and (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus (b) Unrestricted Cash and minus (c) amounts in the Term C Loan Collateral Accounts.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness of the OpCo Borrower and its Restricted Subsidiaries as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (b) the aggregate amount of Consolidated EBITDA for the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the OpCo Borrower are available, provided, that;

(i)           if since the beginning of such period the OpCo Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii)          if since the beginning of such period the OpCo Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(iii)         if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the OpCo Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the OpCo Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the OpCo Borrower.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the OpCo Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the OpCo Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt discount, (3) interest in respect of Indebtedness of any other Person that has been Guaranteed by the OpCo Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the OpCo Borrower or any Restricted Subsidiary, (4) noncash interest expense, (5) the interest portion of any deferred payment obligation and (6) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing plus (ii) without limiting the provisions hereof restricting any such issuance or payment, Preferred Stock dividends paid in cash in respect of Disqualified Stock of the OpCo Borrower held by Persons other than the OpCo Borrower or a Restricted Subsidiary, or, after the Relief Period, in respect of Designated Preferred Stock of the OpCo Borrower (provided that no Non-Compliance Event under clauses (i) or (vi) of the definition thereof shall have occurred and be continuing (or would result therefrom) and the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 3.00 to 1.00 for the Most Recent Four Quarter Period), minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (t) Consolidated Vehicle Interest Expense and (u) amortization or write-off of financing costs, (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, (x) any “additional interest” in respect of registration rights arrangements for any securities, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of the Company or any Subsidiary of the Company (other than the OpCo Borrower and its Subsidiaries) appearing upon the balance sheet of the OpCo Borrower solely by reason of push-down accounting under GAAP, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the OpCo Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the OpCo Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that, without duplication, there shall not be included in such Consolidated Net Income:

(i)           any net income (loss) of any Person if such Person is not the OpCo Borrower or a Restricted Subsidiary, except that (1) the OpCo Borrower’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by or that (as determined by the OpCo Borrower in good faith) could have been distributed by such Person during such period to the OpCo Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (2) the OpCo Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the OpCo Borrower or any of its Restricted Subsidiaries in such Person,

(ii)         solely for purposes of determining the amount available for Investments under clause (xxv)(y) of the definition of “Permitted Investment”, any net income (loss) of any Restricted Subsidiary that is not a borrower or guarantor under the Exit Facilities or any Refinancing Indebtedness in respect thereof if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the OpCo Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (1) restrictions that have been waived or otherwise released, (2) restrictions pursuant to the Exit Facilities or Refinancing Indebtedness in respect thereof and (3) restrictions in effect on the Closing Date with respect to any Restricted Subsidiary and other restrictions with respect to any Restricted Subsidiary that taken as a whole are not materially less favorable to the lenders under the Exit Facilities or Refinancing Indebtedness in respect thereof than such restrictions in effect on the Closing Date as determined by the OpCo Borrower in good faith), except that (x) the OpCo Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by the OpCo Borrower in good faith) could have been made by such Restricted Subsidiary during such period to the OpCo Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (y) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the OpCo Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii)         (1) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the OpCo Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the OpCo Borrower) and (2) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the OpCo Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including in each case any closure of any branch,

(iv)        any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with any acquisition, merger or consolidation after the Closing Date or any accounting change) (other than the accrual of revenue in the ordinary course),

(v)         the cumulative effect of a change in accounting principles,

(vi)        all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)       any unrealized gains or losses in respect of Hedge Agreements, or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations,

(viii)      any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)         (1) any noncash compensation charge arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (2) income (loss) attributable to deferred compensation plans or trusts,

(x)          to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the OpCo Borrower or any Restricted Subsidiary owing to the OpCo Borrower or any Restricted Subsidiary,

(xi)        any noncash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii)        the amount of any restructuring costs, integration costs, costs of strategic initiatives, business optimization expenses or costs, retention, recruiting, relocation and signing and stay bonuses and expenses, including payments made to employees or producers who are subject to non-compete agreements, closing and consolidation costs, contract termination costs, stock option and other equity-based compensation expenses, severance costs, transaction fees and expenses and consulting and advisory fees, indemnities and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs and Public Company Costs, and

(xiii)       to the extent covered by insurance and actually reimbursed (or the OpCo Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption, provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xiii) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Total Corporate Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding funded Indebtedness of the OpCo Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit, but excluding, for the avoidance of doubt, undrawn letters of credit); the amount of outstanding Capitalized Lease Obligations in excess of $20,000,000; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of the OpCo Borrower or any of its Restricted Subsidiaries) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (b) the amount of such Indebtedness consisting of Indebtedness (i) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (ii) otherwise Incurred in connection with a Special Purpose Financing, in each case to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles; provided that such Indebtedness is not recourse to the OpCo Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), minus (c) the aggregate principal amount of outstanding Consolidated Vehicle Indebtedness as of such date.

“Consolidated Total Net Corporate Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Corporate Indebtedness of the OpCo Borrower and its Restricted Subsidiaries as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) minus (ii) Unrestricted Cash and minus (iii) amounts in the Term C Loan Collateral Account to (b) the aggregate amount of Consolidated EBITDA for the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the OpCo Borrower are available, provided, that:

(i)           if since the beginning of such period the OpCo Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii)          if since the beginning of such period the OpCo Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(iii)         if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the OpCo Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the OpCo Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the OpCo Borrower.

“Consolidated Total Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated First Lien Indebtedness without regard to clause (x) of the definition thereof.

“Consolidated Total Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Secured Indebtedness of the OpCo Borrower and its Restricted Subsidiaries as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (b) the aggregate amount of Consolidated EBITDA for the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the OpCo Borrower are available, provided, that:

(1)       if since the beginning of such period the OpCo Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)       if since the beginning of such period the OpCo Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)       if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the OpCo Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the OpCo Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the OpCo Borrower.

“Consolidated Vehicle Depreciation” means for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness” means Indebtedness of a member of the Restricted Group Incurred in connection with the acquisition, sale, leasing, financing or refinancing of, or secured by, Vehicles and/or related rights (including under leases, manufacturer warranties, buy-back programs, insurance policies and Indebtedness under any incentive rebates programs) and/or assets, as determined in good faith by the OpCo Borrower. For the avoidance of doubt, any Indebtedness incurred under the Exit Facilities or Refinancing Indebtedness in respect thereof shall not constitute Consolidated Vehicle Indebtedness.

“Consolidated Vehicle Interest Expense” means the aggregate interest expense for such period on any Consolidated Vehicle Indebtedness, as determined in good faith by the OpCo Borrower.

“Consolidation” means, as the context may require, the consolidation of the accounts of each of the Subsidiaries of the Company with those of the Company or, if applicable, the consolidation of the accounts of each of the Restricted Subsidiaries of the OpCo Borrower with those of the OpCo Borrower, in each case in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the OpCo Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the OpCo Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than amounts to cure any breaches of financial covenants with respect to any funded Indebtedness, proceeds from the issuance of Disqualified Stock or any other Capital Stock not permitted hereunder or contributions from any member of the Restricted Group) made to the capital of the Company after the Closing Date (whether through the issuance or sale of Equity Capital Stock or otherwise), and contributed by the Company, directly or indirectly, to the OpCo Borrower or any of its Restricted Subsidiaries in the form of common equity.

“Controlled Investment Affiliate” means as to any person, any other person which directly or indirectly is in control of, is controlled by, or is under common control with, such person and is organized by such person (or any person controlling such person) primarily for making equity or debt investments in the OpCo Borrower or its direct or indirect parent company or other portfolio companies of such person.

“Core Intellectual Property” means any U.S. federal, state or common law trademarks or service marks or other indicia of origin that are comprised of or include any of the words “Hertz,” “Dollar,” or “Thrifty,” in each case, whether alone, as part of a composite mark or logo, or otherwise in combination with any other words, designs or marks, together with any U.S. registrations of or other U.S. applications to register any of the foregoing, in each case, owned by the Company, any Subsidiary of the Company (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any Subsidiary of the OpCo Borrower that is an obligor in respect of the Exit Facilities or any Refinancing Indebtedness in respect thereof.

“Corporate Indebtedness” means any Indebtedness of a member of the Restricted Group that does not constitute Consolidated Vehicle Indebtedness.

“Credit Facilities” means one or more of (i) the Exit Facilities and (ii) any other facilities or arrangements designated by the OpCo Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, fleet, inventory, real estate or other financings (including through the sale of receivables, fleet, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, fleet, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, fleet, inventory, real estate and/ or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries as additional borrowers or guarantors thereunder, (3) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customer Receivable” means any Receivable relating to rental of Vehicles by the rental car business to customers; provided for the avoidance of doubt that Customer Receivables shall not include Receivables arising from or otherwise relating to fleet leasing services or fleet management services.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the OpCo Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer of the Company setting forth the basis of such valuation.

“Designated Preferred Stock” means Preferred Stock of the OpCo Borrower (other than Disqualified Stock) that is issued after the Closing Date for cash (other than to any other member of the Restricted Group) and is so designated as Designated Preferred Stock pursuant to a certificate signed by a Responsible Officer of the OpCo Borrower.

“Discharge” means any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of any Indebtedness or (without limiting the provisions hereof restricting any such issuance) any Designated Preferred Stock of the OpCo Borrower that is no longer outstanding on such date of determination. Without limiting the foregoing, the issuance of an irrevocable notice of repayment, repurchase or redemption and deposit of related funds with a trustee, agent or other representative of the applicable creditor shall be deemed a Discharge.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors (or one or more members of the Board of Directors of the OpCo Borrower) having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall not be deemed to have such a financial interest solely by reason of such member’s holding Equity Capital Stock of the Company, or any options, warrants or other rights in respect of such Equity Capital Stock or solely by reason of such member receiving any compensation in respect of such member’s role as director.

“Disqualified Stock” means, with respect to any Person, any Equity Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition), in whole or in part; provided that Equity Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company, the OpCo Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dividend Accrual” has the meaning set forth in Section 4(c).

“Dividend Payment Date” means June 30 and December 31 of each year, commencing on December 31, 2021 (the “Initial Dividend Payment Date”); provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the Business Day immediately preceding such Dividend Payment Date.

“Dividend Payment Period” means the period from and including the applicable Issuance Date to, but excluding, the applicable Initial Dividend Payment Date and, subsequent to such Initial Dividend Payment Date, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“Dividend Rate” means (i) with respect to a Dividend accrued prior to the second anniversary of the Closing Date, 9.00% per annum, (ii) with respect to a Dividend accrued from and after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, (1) for any portion of such Dividend paid in cash, 7.00% per annum, and (2) for any portion of such Dividend paid as a Dividend Accrual, 9.00% per annum, (iii) with respect to a Dividend accrued from and after the third anniversary of the Closing Date and prior to the 42-month anniversary of the Closing Date, (1) for any portion of such Dividend paid in cash, 8.00% per annum, and (2) for any portion of such Dividend paid as a Dividend Accrual, 10.00% per annum, (iv) with respect to a Dividend accrued from and after the 42- month anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, 9.00% per annum, (v) with respect to a Dividend accrued from and after the fourth anniversary of the Closing Date and prior to the 54-month anniversary of the Closing Date, 10.00% per annum, (vi) with respect to a Dividend accrued from and after the 54-month anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, 11.00% per annum and (vii) with respect to a Dividend accrued from and after the fifth anniversary of the Closing Date, an amount equal to the sum of (1) 13.00% per annum and (2) the product of (A) 2.00% per annum multiplied by (B) the number of whole years elapsed since the fifth anniversary of the Closing Date through and including such Dividend Payment Date; provided that each of the foregoing rates shall be increased by 6,00% per annum at any time that the funded Corporate Indebtedness of the Restricted Group (including any Preferred Stock issued by Subsidiaries of the Company that are members of the Restricted Group and any undrawn and unexpired letters of credit, bankers’ acceptances or other similar instruments, but, for the avoidance of doubt, excluding the Series A Preferred Stock) exceeds $3,300,000,000 at such time (the “Indebtedness Step-Up”).

“Dividend Record Date” has the meaning set forth in Section 4(d).

“Dividends” has the meaning set forth in Section 4(a).

“Dollar Equivalent” means, with respect to any amount denominated in Dollars, the amount thereof and, with respect to any amount denominated in any currency other than Dollars, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the spot rate of exchange in London that appears on the display page applicable to such currency on the Reuters System (or any other page as may replace such page for the purpose of displaying the spot rate of exchange in London); provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Preferred Majority Holders and reasonably satisfactory to the Company.

“Environmental Costs” means any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws” means any and all U.S. or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Equity Capital Stock” means Capital Stock other than any debt securities convertible into equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time; provided that for purposes of the definitions of Change of Control and Permitted Holders, “Exchange Act” means the Securities Exchange Act of 1934 as in effect on the Closing Date.

“Existing DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor- In-Possession Credit Agreement, dated as of October 30, 2020, by and among the OpCo Borrower, Barclays Bank PLC, as administrative agent, and the lending institutions from time to time parties thereto.

“Existing HIL Credit Agreement” means that certain Credit Agreement, dated as of May 19, 2021, by and among Hertz International Ltd., Wilmington Trust, National Association, as administrative agent, and the lenders from time to time parties thereto.

“Exit Facilities” means the facilities evidenced by that certain Credit Agreement dated as of the Closing Date (as amended, supplemented or otherwise modified from time to time), by and among the OpCo Borrower, the Subsidiaries of the OpCo Borrower from time to time party thereto, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent and collateral agent for the lenders.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Company (with respect to the assets or property of the Company and its Subsidiaries (other than the OpCo Borrower and its Subsidiaries)) or the OpCo Borrower (with respect to the assets or property of the OpCo Borrower and its Restricted Subsidiaries), as applicable.

“Financial Model” means the financial model delivered to ACM on June 7, 2021 (together with any updates or modifications thereto reasonably agreed between the OpCo Borrower and ACM).

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the OpCo Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Fixed Dollar Basket” means the greater of (x) $635,000,000 and (y) 100% of the LTM Consolidated EBITDA at any date of determination (less any amount previously Incurred in reliance on the Fixed Dollar Basket pursuant to subclause (B) of clause (i) of the definition of “Permitted Corporate Indebtedness”).

“Fixed GAAP Date” means December 31, 2020, provided that at any time after the Closing Date, the Company may by written notice to the Holders elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Borrowing Base,” “Capitalized Lease Obligation” (subject to the terms thereof), “Consolidated EBITDA,” “Consolidated First Lien Indebtedness,” “Consolidated First Lien Leverage Ratio,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Secured Indebtedness,” “Consolidated Total Secured Leverage Ratio,” “Consolidated Total Corporate Indebtedness,” “Consolidated Total Net Corporate Leverage Ratio,” “Consolidated Vehicle Depreciation,” “Consolidated Vehicle Indebtedness,” “Consolidated Vehicle Interest Expense,” “Fleet Receivable,” “Inventory” and “Receivable,” (b) all defined terms in this Certificate of Designation to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Certificate of Designation that, at the Company’s election, may be specified by the Company by written notice to the Holders from time to time.

“Fleet Receivables” means Receivables of the OpCo Borrower and its Subsidiaries consisting of original equipment manufacturer program Receivables, original equipment manufacturer incentive Receivables, Receivables arising from or otherwise relating to fleet leasing services and, at the election of the OpCo Borrower, Receivables arising from or otherwise relating to fleet management services.

“Foreign Pension Plan” means a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan” means each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the OpCo Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary” means any Restricted Subsidiary of the OpCo Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Restricted Subsidiary of the OpCo Borrower that is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” means any direct or indirect Subsidiary of the OpCo Borrower substantially all the assets of which directly or indirectly consist of the stock, or the stock and indebtedness (including, for this purpose, any indebtedness or other instrument treated as equity for U.S. federal income tax purposes), of one or more Foreign Subsidiaries or one or more Foreign Subsidiary Holdcos, and cash or Cash Equivalents from distributions and payments on such stock and indebtedness.

“Franchise Lease Obligation” means any Capitalized Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Vehicle operations.

“Franchise Special Purpose Entity” means any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and (b) is designated as a “Franchise Special Purpose Entity” by the OpCo Borrower.

“Franchise Vehicle Indebtedness” means as of any date of determination, (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to acquire, sell, lease, finance or refinance, or secured by, Franchise Vehicles and/or related rights and/or assets, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the acquisition, sale, leasing, financing or refinancing of, or secured by, Franchise Vehicles and/or related rights and/or assets, as determined in good faith by the OpCo Borrower and (c) Indebtedness of any Franchisee.

“Franchise Vehicles” means vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Franchisee” means any Person that is a franchisee or licensee of the OpCo Borrower or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Certificate of Designation), as set forth in the Financial Accounting Standards Board Accounting Standards Codification and subject to the following: if at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Holders to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Certificate of Designation) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedge Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company and Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and for all other purposes; provided that, to the fullest extent permitted by Requirements of Law, no Person that has received shares of Series A Preferred Stock in violation of the Purchase Agreement or this Certificate of Designation shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs”. “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Equity Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Equity Capital Stock constituting Indebtedness in the form of additional shares of the same class of Equity Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means with respect to any Person on any date of determination (without duplication):

(i)          the principal of indebtedness of such Person for borrowed money,

(ii)         the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)        all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable),

(iv)        all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto (in each case, except (x) Trade Payables and (y) any earn-out obligations until such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and if not expected to be paid within 60 days after becoming due and payable),

(v)         all Capitalized Lease Obligations of such Person,

(vi)        the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Equity Capital Stock, or if less (or if such Equity Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Equity Capital Stock, such fair market value shall be as determined in good faith by the OpCo Borrower),

(vii)       all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

(viii)      all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)         to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time), provided that Indebtedness of any Person shall exclude any Indebtedness of another Person appearing on the balance sheet of such first Person solely by reason of push-down accounting under GAAP.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Certificate of Designation, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Coverage Ratio” means as of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBITDA for the period of the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the OpCo Borrower are available to (b) Consolidated Cash Interest Expense for the period of the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the OpCo Borrower are available.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” means in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Equity Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 8(b)(ix) only, (i) “Investment” shall include the portion (proportionate to the OpCo Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the OpCo Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the OpCo Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the OpCo Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the OpCo Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Investments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Investments that may be made pursuant to clause (xxv)(y) of the definition of “Permitted Investment”.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or, in the case of short-term obligations, P-3) (or the equivalent) by Moody’s and BBB- (or, in the case of short-term obligations, A-3) (or the equivalent) by S&P, or any equivalent rating by any other rating agency recognized internationally or in the United States of America.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Lien” means any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Capital Stock or otherwise, by one or more of the OpCo Borrower and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Certificate of Designation whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.

“LTM Consolidated EBITDA” means, as of any date of determination, the aggregate amount of Consolidated EBITDA for the Most Recent Four Quarter Period (determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four quarter period), provided that:

(i)            if since the beginning of such period, the OpCo Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii)           if since the beginning of such period, the OpCo Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(iii)          if since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the OpCo Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the OpCo Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the OpCo Borrower.

“Majority Board Proposal Right” has the meaning set forth in Section 11(a)(iv)(1).

“Majority Voting Right” has the meaning set forth in Section 11(a)(iv)(3).

“Management Advances” means (i) loans or advances made to directors, officers, employees or consultants of a member of the Restricted Group (1) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (2) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (3) in the ordinary course of business and (in the case of this clause (3)) not exceeding the greater of $65,000,000 and 10.0% of LTM Consolidated EBITDA in the aggregate outstanding at any time, (ii) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (iii) Management Guarantees, or (iv) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock.

“Management Guarantees” means guarantees (i) of up to an aggregate principal amount outstanding at any time of the greater of $65,000,000 and 10.0% of LTM Consolidated EBITDA of borrowings by Management Investors in connection with their purchase of Management Stock or (ii) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of a member of the Restricted Group (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding the greater of $65,000,000 and 10.0% of LTM Consolidated EBITDA in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of the Company or any of its Subsidiaries, or family members or relatives of any thereof (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the OpCo Borrower), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Capital Stock of the Company.

“Management Stock” means Equity Capital Stock of the Company (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect” means any circumstance or condition (excluding any matters publicly disclosed prior to May 2, 2021 (i) in connection with the Case and the events and conditions related and/or leading up to the Case, and the effects thereof or (ii) in the annual report on Form 10-K of the Company and/or the OpCo Borrower, and/or any quarterly or periodic report of the Company and/or the OpCo Borrower, publicly filed thereafter and prior to May 2, 2021) that would materially adversely affect (1) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (2) the validity or enforceability as to the Company of this Certificate of Designation, (3) the ability of the Company to perform its payment obligations under this Certificate of Designation or (4) the material rights or remedies (taken as a whole) of ACM and the Holders under this Certificate of Designation.

“Material Restricted Subsidiary” means any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the OpCo Borrower that individually or in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries” means Subsidiaries of the OpCo Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Material Vehicle Lease Obligation” means any lease by any Special Purpose Subsidiary to the OpCo Borrower or any of its Subsidiaries (other than any Special Purpose Subsidiary) of Rental Car Vehicles the aggregate net book value of which exceeds $150,000,000, entered into in connection with any Special Purpose Financing.

“Materials of Environmental Concern” means any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and ureaformaldehyde insulation.

“MOIC” means, with respect to a share of Series A Preferred Stock, a multiple on invested capital equal to the quotient determined by dividing (A) the sum of (v) the aggregate amount of all Dividends made in cash with respect to such share of Series A Preferred Stock on or prior to the applicable date of determination (other than any Dividends paid in cash in respect of any Step-Up) plus (w) the ratable portion of any original issue discount or upfront fees paid to Holders on the Closing Date (but excluding, for the avoidance of doubt, the advisory fee payable pursuant to that certain Engagement Letter between Apollo Global Securities, LLC and the OpCo Borrower dated May 15, 2021) allocable to such share of Series A Preferred Stock plus (x) 100% of the Liquidation Preference and Accrued Dividends with respect to such share of Series A Preferred Stock (other than any portion of the Accrued Dividends attributable to any Step-Up) plus (y) 100% of the accrued but unpaid dividends as of such date with respect to such share of Series A Preferred Stock (other than any accrued but unpaid dividends attributable to any Step-Up), plus (z) the applicable premium paid in accordance with Section 6(a) with respect to such share of Series A Preferred Stock by (B) $ 1,000.

“Most Recent Four Quarter Period” means the four fiscal quarter period of the Company ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Company have been (or have been required to be) delivered under Section 12; provided that, at the election of the Company, the Company may for any four fiscal quarter period ended at the fiscal year end, deliver internal unaudited financial statements of the Company for the last quarter of such four fiscal quarter period.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” means, from an Asset Disposition or Recovery Event, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of, such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 10), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or that must by its terms, or, in the case of any Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by Requirements of Law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than a member of the Restricted Group) owning a beneficial interest in the assets disposed of in such Asset Disposition or involved in such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by a member of the Restricted Group after such Asset Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by a member of the Restricted Group, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by a member of the Restricted Group, in each case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by a member of the Restricted Group.

“Net Proceeds” means, with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, or any incurrence of Indebtedness, the cash proceeds of such issuance, sale, contribution or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or incurrence and net of taxes paid or payable as a result, or in respect, thereof.

“Non-Compliance Event” shall mean:

(i)           failure to pay (a) each Dividend in cash following the 42-month anniversary of the Closing Date, or (b) any Dividend, redemption premium or other amount, in each case within five Business Days after such Dividend, premium or other amount becomes due in accordance with the terms hereof;

(ii)          any representation or warranty made by the Company or any of its Subsidiaries in the Restricted Group in the Purchase Agreement (or in any amendment, modification or supplement thereto) or which is contained in any certificate furnished at any time by or on behalf of the Company or any of its Subsidiaries in the Restricted Group pursuant to the Purchase Agreement or this Certificate of Designation shall prove to have been incorrect in any material respect on or as of the date made or deemed made and the circumstances giving rise to such misrepresentation, if capable of alteration, are not altered so as to make such representation or warranty correct in all material respects by the date falling 30 days after the date on which written notice thereof shall have been given to the Company by the Preferred Majority Holders;

(iii)         failure by the Company and its Subsidiaries to comply with Section 8 hereof;

(iv)        the Company or any Subsidiary shall default in the observance or performance of any other agreement contained in this Certificate of Designation (other than as provided in clauses (i) through (iii) above), and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Company by the Preferred Majority Holders;

(v)         the Company, any of its Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any of its Material Restricted Subsidiaries shall (1)(A) default in any payment of principal of or interest on any Indebtedness (excluding any Material Vehicle Lease Obligation) in excess of the greater of $100,000,000 and 15.0% of LTM Consolidated EBITDA beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness referred to in clause (A) above (excluding any Material Vehicle Lease Obligation) contained in any instrument or agreement evidencing, securing or relating thereto (other than the failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and (x) such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, (y) such default shall not have been remedied or waived by or on behalf of such holder or holders, and (z) in the case of any such Indebtedness of any Foreign Subsidiary, such Indebtedness shall have been Accelerated and such Acceleration shall not have been rescinded (provided that clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder) or (2) default in the observance or performance of any agreement or condition relating to any Material Vehicle Lease Obligation beyond the period of grace, and the lessor thereunder or its permitted assignee shall have terminated such Material Vehicle Lease Obligation, and such termination shall have caused an “amortization event” (or similar event however denominated) under all Special Purpose Financings to which such Material Vehicle Lease Obligation relates, and neither the OpCo Borrower nor any of its Subsidiaries shall have entered into a replacement Special Purpose Financing with respect to such terminated Material Vehicle Lease Obligation within a period of 60 days after the date of the termination of such Material Vehicle Lease Obligation;

(vi)        (1) the commencement by the Company, any of its Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any of its Material Restricted Subsidiaries of any case, proceeding or other action (A) under any existing or fixture law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the reorganization, winding-up, liquidation or dissolution of any Subsidiary of the OpCo Borrower that is not an obligor under the Exit Facilities or any Refinancing Indebtedness in respect thereof), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company, any of its Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (2) the commencement against the Company, any of its Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any of its Material Restricted Subsidiaries of any case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of, in the case of any Material Restricted Subsidiaries that are Foreign Subsidiaries, 90 days, and otherwise, 60 days; or (3) the commencement against the Company, any of its Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any of its Material Restricted Subsidiaries of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within, in the case of any Material Restricted Subsidiaries that are Foreign Subsidiaries, 90 days, and otherwise, 60 days from the entry thereof; or (4) the Company, any of its Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any of its Material Restricted Subsidiaries shall take any corporate or other organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1), (2), or (3) above; or (5) the Company, any of its Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due (other than in connection with any reorganization, winding-up, liquidation or dissolution of any Subsidiary of the OpCo Borrower that is not an obligor under the Exit Facilities or any Refinancing Indebtedness in respect thereof referred to in the parenthetical exclusion contained in clause (1)(A) above);

(vii)       (1) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) (A) any failure to satisfy minimum funding standards (as defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, shall exist with respect to any Plan or (B) any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the OpCo Borrower or any Commonly Controlled Entity, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Preferred Majority Holders likely to result in the termination of such Plan for purposes of Title IV of ERISA, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (5) either of the OpCo Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Preferred Majority Holders is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (6) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (1) through (6) of this clause (vii), such event or condition, either individually or together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect;

(viii)      the entry of one or more judgments or decrees against the Company, any of its Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of the greater of $100,000,000 and 15.0% of LTM Consolidated EBITDA, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(ix)         the occurrence of a Change of Control.

“Non-Compliance Step-Up” has the meaning set forth in Section 11 (a)(i).

“Notice of Optional Redemption” has the meaning set forth in Section 6(b).

“OpCo Borrower” means The Hertz Corporation, a Delaware corporation, or any successor in interest thereto.

“Optional Redemption” has the meaning set forth in Section 6(a).

“Parity Stock” has the meaning set forth in Section 2(a).

“Paying Agent” means the paying agent of the Company with respect to the Series A Preferred Stock duly appointed from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Affiliate Transaction” means:

(i)           any Restricted Payment Transaction;

(ii)          (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to a member of the Restricted Group heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director of the Company or any of its Subsidiaries in the ordinary course of business (x) not involving more than $1,000,000 in any one case or (y) approved by a majority of the Board of Directors, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(iii)        any transaction between or among any of the members of the Restricted Group or one or more Special Purpose Subsidiaries;

(iv)        any transaction arising out of agreements or instruments in existence on the Closing Date, in each case to the extent disclosed in writing to ACM on or prior to the Closing Date, and any payments made pursuant thereto;

(v)         any transaction in the ordinary course of business on terms that are fair to the Restricted Group as determined in good faith by the Company, or are not materially less favorable to the Company or the relevant Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company;

(vi)        any transaction in the ordinary course of business, or approved by a majority of the Disinterested Directors, between a member of the Restricted Group and any Affiliate of the Company controlled by the Company that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity;

(vii)       any issuance or sale of Common Stock or any capital contribution to the Company; and

(viii)      transactions between the OpCo Borrower and its Restricted Subsidiaries, on the one hand, and the Plan Sponsors, on the other hand, with respect to the Amex GBT Contracts as in effect on the Closing Date.

“Permitted Consolidated Vehicle Indebtedness” means:

(i)           Consolidated Vehicle Indebtedness of the OpCo Borrower and its Restricted Subsidiaries in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to the sum of (A) an amount equal to the Borrowing Base, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii)         Consolidated Vehicle Indebtedness (A) of any Restricted Subsidiary to the OpCo Borrower or (B) of the OpCo Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Equity Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the OpCo Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii)        Consolidated Vehicle Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the OpCo Borrower or any of its Restricted Subsidiaries; and

(iv)        Guarantees by the OpCo Borrower or any of its Restricted Subsidiaries of Consolidated Vehicle Indebtedness or any other obligation or liability of the OpCo Borrower or any of its Restricted Subsidiaries (other than any Indebtedness Incurred by the OpCo Borrower or a Restricted Subsidiary, as the case may be, in violation of Section 8(b)(x)), or (B) Indebtedness of the OpCo Borrower or any of its Restricted Subsidiaries arising by reason of any Lien granted by or applicable to such Person securing Consolidated Vehicle Indebtedness of the OpCo Borrower or any of its Restricted Subsidiaries (other than any Consolidated Vehicle Indebtedness Incurred by the OpCo Borrower or a Restricted Subsidiary, as the case may be, in violation of Section 8(b)(x)).

For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with, Section 8(b)(x)(A), (1) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under Section 8(b)(x)(A)) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (2) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this definition of “Permitted Consolidated Vehicle Indebtedness”, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses above (including in part under one such clause and in part under another such clause); and (3) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar Equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit or deferred draw Indebtedness, provided that (A) the Dollar Equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (B) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (x) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (C) the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the Exit Facilities shall be calculated based on the relevant currency exchange rate in effect on, at the OpCo Borrower’s option, (aa) the Closing Date, (bb) any date on which any of the respective commitments under such Exit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (cc) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

“Permitted Corporate Indebtedness” means:

(i)           Indebtedness Incurred by OpCo Holdings (solely as guarantor), the OpCo Borrower and its Restricted Subsidiaries pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in each case under this clause (i) in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,800,000,000 plus (B) the Fixed Dollar Basket (to the extent not otherwise utilized), plus (C) without duplication of capacity available under the foregoing clauses (A) and (B), the Voluntary Prepayment Basket (to the extent not otherwise utilized), plus (D) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii)          Indebtedness (A) of any Restricted Subsidiary to the OpCo Borrower or (B) of the OpCo Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Equity Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the OpCo Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii)         any Indebtedness (other than the Indebtedness described in clause (i) or clause (ii) above) outstanding on the Closing Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii);

(iv)        (A) Capitalized Lease Obligations of the OpCo Borrower and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not exceeding the greater of $50,000,000 and 10.0% of LTM Consolidated EBITDA and (B) Purchase Money Obligations of the OpCo Borrower and its Restricted Subsidiaries, and in each case any Refinancing Indebtedness with respect thereto;

(v)         Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the OpCo Borrower or any of its Restricted Subsidiaries;

(vi)        (A) Guarantees by the OpCo Borrower or any of its Restricted Subsidiaries of Corporate Indebtedness or any other obligation or liability of the OpCo Borrower or any of its Restricted Subsidiaries (other than any Corporate Indebtedness Incurred by the OpCo Borrower or a Restricted Subsidiary, as the case may be, in violation of Section 8(b)(x)), or (B) Indebtedness of the OpCo Borrower or any of its Restricted Subsidiaries arising by reason of any Lien granted by or applicable to such Person securing Corporate Indebtedness of the OpCo Borrower or any of its Restricted Subsidiaries (other than any Corporate Indebtedness Incurred by the OpCo Borrower or a Restricted Subsidiary, as the case may be, in violation of Section 8(b)(x));

(vii)            Indebtedness of a member of the Restricted Group (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)           Indebtedness of a member of the Restricted Group in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, (C) in the case of the OpCo Borrower and its Restricted Subsidiaries, Hedging Obligations, entered into for bona fide hedging purposes, (D) Management Guarantees, (E) the financing of insurance premiums in the ordinary course of business, (F) in the case of the OpCo Borrower and its Restricted Subsidiaries, take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which a member of the Restricted Group maintains an overdraft, cash pooling or other similar facility or arrangement or (H) Bank Products Obligations;

(ix)             Indebtedness of the OpCo Borrower and its Restricted Subsidiaries issuable upon the conversion or exchange of shares of Disqualified Stock issued by Restricted Subsidiaries of the OpCo Borrower in accordance with clause (x) below, and any Refinancing Indebtedness with respect thereto;

(x)              unlimited additional (1) Corporate Indebtedness of OpCo Holdings (solely as guarantor), the OpCo Borrower and its Restricted Subsidiaries, if on the date of the Incurrence of such Corporate Indebtedness, after giving effect to the Incurrence thereof, the (A) Consolidated Total Net Corporate Leverage Ratio would be (x) equal to or less than 5.25 to 1.00 or (y) if Incurred to finance a Permitted Acquisition or Permitted Investment, no greater than the Consolidated Total Net Corporate Leverage Ratio immediately prior to such transaction or (B) Interest Coverage Ratio would be (x) equal to or greater than 2.00 to 1.00 or (y) if Incurred to finance a Permitted Acquisition or Permitted Investment, no less than the Interest Coverage Ratio immediately prior to such transaction, (2) Corporate Indebtedness constituting Consolidated Total Secured Indebtedness of OpCo Holdings (solely as guarantor), the OpCo Borrower and its Restricted Subsidiaries, if on the date of the Incurrence of such Corporate Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Total Secured Leverage Ratio would be (x) equal to or less than 4.25 to 1.00 or (y) if Incurred to finance a Permitted Acquisition or Permitted Investment, no greater than the Consolidated Total Secured Leverage Ratio immediately prior to such transaction or (3) Corporate Indebtedness constituting Consolidated First Lien Indebtedness of OpCo Holdings (solely as guarantor), the OpCo Borrower and its Restricted Subsidiaries, if on the date of the Incurrence of such Corporate Indebtedness, after giving effect to the Incurrence thereof, the Consolidated First Lien Leverage Ratio would be (x) equal to or less than 3.00 to 1.00 or (y) if Incurred to finance a Permitted Acquisition or Permitted Investment, no greater than the Consolidated First Lien Leverage Ratio immediately prior to such transaction (provided that, for the avoidance of doubt, in each case of this clause (x), any cash proceeds of any such Indebtedness then being incurred shall not be netted from Indebtedness for purposes of calculating compliance with the applicable ratio);

(xi)             Indebtedness of the OpCo Borrower or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not exceeding the greater of $317,500,000 and 50.0% of LTM Consolidated EBITDA;

(xii)            Indebtedness of Restricted Subsidiaries of the OpCo Borrower that are not obligors under the Exit Facilities or any Refinancing Indebtedness in respect thereof and of joint ventures of the OpCo Borrower or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not exceeding the greater of $317,500,000 and 50.0% of LTM Consolidated EBITDA;

(xiii)            Acquired Indebtedness of the OpCo Borrower or any of its Restricted Subsidiaries and any Refinancing Indebtedness with respect thereto;

(xiv)           Contribution Indebtedness of the OpCo Borrower or any of its Restricted Subsidiaries and any Refinancing Indebtedness with respect thereto; and

(xv)            to the extent constituting Indebtedness, the Series A Preferred Stock issued on the Closing Date.

“Permitted Holders” means (a) any of the Management Investors; (b) the Plan Sponsors; (c) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clause (a) or (b) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company held by such “group”), and any other Person that is a member of such “group” and (d) any Person acting in the capacity of an underwriter in connection with a public or private offering of Equity Capital Stock of the Company.

“Permitted Investment” means an Investment in, or consisting of:

(i)               (1) in the case of Investments made by the Company and any Subsidiary of the Company (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower and any Subsidiary of the Company that has no material assets other than a direct or indirect ownership interest in the OpCo Borrower, and (2) in the case of Investments made by the OpCo Borrower and its Restricted Subsidiaries, (A) a Restricted Subsidiary, (B) the OpCo Borrower, or (C) a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary) (such Investment pursuant to this clause (i)(2)(C), a “Permitted Acquisition”);

(ii)              another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the OpCo Borrower or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii)             Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)             receivables owing to a member of the Restricted Group, if created or acquired in the ordinary course of business;

(v)             any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 8(b)(iv);

(vi)            securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the OpCo Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)            Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date, in each case to the extent disclosed in writing to ACM on or prior to the Closing Date;

(viii)           in the case of the OpCo Borrower and its Restricted Subsidiaries, Hedge Agreements and related Hedging Obligations;

(ix)             pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(x)              (1) in the case of the OpCo Borrower and its Restricted Subsidiaries, Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company or the OpCo Borrower to any Special Purpose Entity;

(xi)             bonds secured by assets leased to and operated by the OpCo Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the OpCo Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)            any Investment to the extent made using Common Stock of the Company as consideration;

(xiii)           Management Advances;

(xiv)           Investments by the OpCo Borrower and its Restricted Subsidiaries consisting of, or arising out of or related to, Vehicle Rental Concession Rights, including any Investments referred to in the definition of “Vehicle Rental Concession Rights”, and any Investments by the OpCo Borrower and its Restricted Subsidiaries in Franchisees arising as a result of the OpCo Borrower or any Restricted Subsidiary being party to any Vehicle Rental Concession or any related agreement jointly with any Franchisee, or leasing or subleasing any part of a Public Facility or other property to any Franchisee, or guaranteeing any obligation of any Franchisee in respect of any Vehicle Rental Concession or any related agreement;

(xv)            any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 8(b)(vi) (except transactions described in clauses (i), (v) and (vi) of the definition of “Permitted Affiliate Transactions”), including any Investment pursuant to any transaction described in clause (ii) of the definition of “Permitted Affiliate Transactions” (whether or not any Person party thereto is at any time an Affiliate of the Company);

(xvi)           Investments by the OpCo Borrower and its Restricted Subsidiaries in Related Businesses in an aggregate outstanding amount not to exceed the greater of $225,000,000 and 35.0% of LTM Consolidated EBITDA;

(xvii)          (A) Investments by the OpCo Borrower and its Restricted Subsidiaries in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Vehicles and/or related rights and/or assets, (B) Investments by the OpCo Borrower and its Restricted Subsidiaries in Franchisees attributable to the acquisition, sale, leasing, financing or refinancing of Franchise Vehicles and/or related rights and/or assets, as determined in good faith by the OpCo Borrower, (C) Investments by the OpCo Borrower and its Restricted Subsidiaries in Franchisees, (D) Investments by the OpCo Borrower and its Restricted Subsidiaries in Equity Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), and (E) Investments by the OpCo Borrower and its Restricted Subsidiaries in Franchisees arising as the result of Guarantees of Franchise Vehicle Indebtedness or Franchise Lease Obligations;

(xviii)         any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xix)            any Investment by the OpCo Borrower and its Restricted Subsidiaries pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities lending or other securities financing transaction is otherwise permitted by the provisions of Section 8(b)(iv);

(xx)             Investments by the OpCo Borrower and its Restricted Subsidiaries made as part of an Islamic financing arrangement, including Sukuk, if such arrangement, if structured as Indebtedness, would be permitted hereunder, provided that, the amount that would constitute Indebtedness if such arrangement were structured as Indebtedness, as determined in good faith by the OpCo Borrower, shall be treated by the OpCo Borrower as Indebtedness (including, to the extent applicable, with respect to the calculation of any amounts of Indebtedness outstanding thereunder);

(xxi)            Investments for bona fide tax (or similar) planning activities; provided that such Investments do not materially impair the rights or remedies (taken as a whole) of ACM and the Holders under this Certificate of Designation;

(xxii)           Investments by the OpCo Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed the greater of $317,500,000 and 50.0% of LTM Consolidated EBITDA;

(xxiii)          after the expiration of the Relief Period, Investments by the OpCo Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $160,000,000 and 25.0% of LTM Consolidated EBITDA;

(xxiv)         after the expiration of the Relief Period, Investments by the OpCo Borrower and its Restricted Subsidiaries in joint ventures in an aggregate amount not to exceed the greater of $160,000,000 and 25.0% of LTM Consolidated EBITDA; and

(xxv)          Investments by the OpCo Borrower and its Restricted Subsidiaries in an aggregate amount outstanding at any time not to exceed an amount (net of returns, if any, on any such Investments) equal to the sum of (x) the greater of $500,000,000 and 80.0% of LTM Consolidated EBITDA plus (y) 50% of the Consolidated Net Income (which shall not be less than zero) accrued during the period (treated as one accounting period) beginning on July 1, 2021, to the end of the most recent fiscal quarter ending prior to the date of such Investment for which consolidated financial statements of the OpCo Borrower are available; provided that (x) at the time the OpCo Borrower or such Restricted Subsidiary makes such Investment after giving effect thereto on a pro forma basis, no Non-Compliance Event under clauses (i) or (vi) of the definition thereof shall have occurred and be continuing (or would result therefrom) and (y) this clause (xxv) shall not be available for Investments in Unrestricted Subsidiaries prior to the expiration of the Relief Period.

If any Investment pursuant to clause (xxv) is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the OpCo Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xxv).

The Company, in its sole discretion, may classify any Investment as being made in part under one of the clauses of Permitted Investments and in part under one or more other such clauses.

“Permitted Payment” means:

(i)               any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Common Stock of the Company made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Common Stock of the Company (other than Common Stock issued or sold to a Subsidiary of the Company) or a capital contribution in the form of Common Stock to the Company;

(ii)              any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice, such dividend or redemption would have complied with Section 8(b)(viii);

(iii)             repurchases or other acquisitions of Equity Capital Stock (including any options, warrants or other rights in respect thereof) of the Company, or payments to repurchase or otherwise acquire Equity Capital Stock of the Company (including any options, warrants or other rights in respect thereof), in each case, from Management Investors (including any repurchase or acquisition by reason of the Company retaining any Equity Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances and net of any amount thereof repurchased or otherwise acquired due to death, termination, retirement or disability or the terms of any stockholder incentive plan) equal to (x) the greater of $65,000,000 and 10.0% of LTM Consolidated EBITDA, plus (y) the Net Proceeds received by the Company since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Equity Capital Stock permitted to be issued hereunder (including any options, warrants or other rights in respect thereof), plus (z) the cash proceeds of key man life insurance policies received by a member of the Restricted Group since the Closing Date;

(iv)             [reserved];

(v)              payments by the Company to holders of Equity Capital Stock of the Company in lieu of issuance of fractional shares of such Equity Capital Stock; and

(vi)             payments in respect of the Series A Preferred Stock in accordance with this Certificate of Designation;

provided, that in the case of clause (ii), the amounts of any such Permitted Payment shall be included in subsequent calculations of the amount of Permitted Payments.

The Company, in its sole discretion, may classify any Restricted Payment as being made in part under one of the clauses of Permitted Payments and in part under one or more other such clauses.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the OpCo Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Plan Sponsors” means, collectively, (i) certain funds and accounts managed or advised by Knighthead Capital Management, LLC or one of its Controlled Investment Affiliates (“Knighthead”) and certain funds and accounts managed or advised by Certares Opportunities LLC or one of its Controlled Investment Affiliates (“Certares”), and CK Amarillo LP, a Delaware limited partnership formed by Certares and Knighthead (“Amarillo LP”), and (ii) each of, and any fund, partnership, co-investment vehicles and/or similar vehicles or accounts, in each case managed, advised or controlled by, Apollo Global Management, Inc. and any of their respective Affiliates, and any of their respective successors, but not including any portfolio operating companies.

“Preferred Majority Holders” has the meaning set forth in Section 8(a).

“Preferred Stock” means, as applied to the Equity Capital Stock of any corporation or company, Equity Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Equity Capital Stock of any other class of such corporation or company.

“Prohibited Transferees” means (i) the persons identified as “Prohibited Transferees” in writing to ACM by the Company on or prior to May 12, 2021 or as the Company and ACM shall mutually agree prior to the Closing Date, or to any affiliates of such persons identified by the Company in writing or that are clearly identifiable as Affiliates solely on the basis of the similarity of their name and (ii) any competitor of the Company and its Subsidiaries that is in the same or a similar line of business as the Company and its Subsidiaries or any controlled Affiliate of such competitor, in each case designated in writing by the Company to the Holders from time to time or that are clearly identifiable as Affiliates solely on the basis of the similarity of their name; provided, that no such updates pursuant to this clause (ii) shall apply retroactively to disqualify any Transfer to the extent such Transfer was made to a party (or its Affiliates) that was not a Prohibited Transferee at the time of such Transfer.

“Public Company Costs” means any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act of 1933, as amended from time to time, and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Facility” means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base; or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator” means a Person that grants or has the power to grant a Vehicle Rental Concession.

“Purchase” means any Investment in any Person that thereby becomes a Restricted Subsidiary, or any other acquisition by the OpCo Borrower or any Restricted Subsidiary of any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or any designation of any Unrestricted Subsidiary as a Restricted Subsidiary.

“Purchase Agreement” means that certain Equity Purchase and Commitment Agreement dated as of May 14, 2021, among the Company and the equity commitment parties party thereto.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Equity Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of the definition of “Consolidated Total Corporate Indebtedness”, the term “Purchase Money Obligations” shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Vehicles (not acquired through the acquisition of Equity Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Vehicles).

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any member of the Restricted Group giving rise to Net Available Cash to a member of the Restricted Group, as the case may be, in excess of $25,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by such member of the Restricted Group in respect of such casualty or condemnation.

“Redemption Date” means with respect to the redemption of shares of Series A Preferred Stock pursuant to this Certificate of Designation, the date set forth in the applicable Notice of Optional Redemption in accordance with Section 6(b).

“Redemption Price” has the meaning set forth in Section 6(a).

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date or Incurred (or established) in compliance with this Certificate of Designation (including Indebtedness of the OpCo Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with this Certificate of Designation immediately prior to such refinancing plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred in connection with such Refinancing Indebtedness, (2) Refinancing Indebtedness shall not include Indebtedness of the OpCo Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary and (3) Refinancing Indebtedness shall not include Indebtedness of the Company or a Subsidiary (other than the OpCo Borrower and its Subsidiaries) that refinances Indebtedness of the OpCo Borrower and its Subsidiaries.

“Regulation S-X” means Regulation S-X promulgated by the SEC as in effect on the Closing Date.

“Related Business” means those businesses in which the OpCo Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“ReliefPeriod” means the period commencing on the Closing Date and ending on the earlier to occur of (1) the first day of the fiscal quarter of the OpCo Borrower ended March 31, 2023 and (2) the date as of which LTM Consolidated EBITDA, as reflected in a certificate delivered by a Responsible Officer of the Company to the Holders, is not less than $650,000,000.

“Rental Car LKE Account” means any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of, the “qualified intermediary” in connection with the Rental Car LKE Program.

“Rental Car LKE Program” means a “like-kind-exchange program” with respect to certain of the Vehicles of the OpCo Borrower and its Subsidiaries, under which such Vehicles will be disposed from time to time and proceeds of such dispositions will be held in a Rental Car LKE Account and used to acquire replacement Vehicles and/or repay indebtedness secured by such Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Rental Car Vehicles” means all Vehicles owned by or leased to the OpCo Borrower or a Restricted Subsidiary that are or have been offered for lease or rental by any of the OpCo Borrower and its Restricted Subsidiaries in their vehicle rental operations, including any such Vehicles being held for sale.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .21, .22, .23, .24, .25, 27, .28 or .33 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer” means, as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president and, with respect to financial matters, the chief financial officer, the treasurer or the controller, (b) any vice president or, with respect to financial matters, any assistant treasurer or assistant controller, who has been designated in writing to the Holders as a Responsible Officer by such chief executive officer or president or, with respect to financial matters, such chief financial officer, treasurer or controller, (c) with respect to Section 12 and without limiting the foregoing, the general counsel, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) and (e) any other individual designated as a “Responsible Officer” for the purposes of this Certificate of Designation by the Board of Directors or by the board of directors of the OpCo Borrower with respect to such officers of the OpCo Borrower, as applicable.

“Restricted Fleet Cash” means cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments of the OpCo Borrower and its Subsidiaries that are classified as “restricted” for financial statement purposes to be used for the purchase of revenue earning vehicles and other specified uses under the OpCo Borrower’s and its Subsidiaries’ fleet financing facilities, including any Rental Car LKE Program.

“Restricted Group” means the Company, the Company’s Subsidiaries (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower and any Restricted Subsidiaries.

“Restricted Payment” means (i) the declaration or payment of any dividend or making of any distribution on or in respect of the Equity Capital Stock of a Person (including any such payment in connection with any merger or consolidation to which such Person is a party) except (x) dividends or distributions payable by a member of the Restricted Group (other than the Company) solely in Equity Capital Stock (other than Disqualified Stock) of such Person, (y) dividends or distributions payable by the Company solely in additional Common Stock, and (z) dividends or distributions payable to a member of the Restricted Group (and, in the case of any Restricted Subsidiary making such dividend or distribution, to other holders of its Equity Capital Stock on no more than a pro rata basis, measured by value) or (ii) the purchase, redemption, retirement or other acquisition for value of any Junior Stock (including, for the avoidance of doubt, Common Stock) held by Persons other than a member of the Restricted Group (other than any acquisition of Equity Capital Stock deemed to occur upon the exercise of options if such Equity Capital Stock represents a portion of the exercise price thereof).

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 8(b)(viii), any Permitted Payment, any Investment permitted pursuant to Section 8(b)(ix), any Permitted Investment, or any transaction specifically excluded from the definition of “Restricted Payment” (including pursuant to clauses (x), (y) and (z) of such definition).

“Restricted Subsidiary” means any Subsidiary of the OpCo Borrower other than an Unrestricted Subsidiary.

“Sale” means any disposition by the OpCo Borrower or a Restricted Subsidiary of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or any designation of any Restricted Subsidiary as an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Service Vehicles” means all Vehicles owned by the OpCo Borrower or a Subsidiary of OpCo Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the OpCo Borrower that are not rented or offered for rental by the OpCo Borrower or any of its Subsidiaries, including any such Vehicles being held for sale.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or Vehicles of the OpCo Borrower or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made by the OpCo Borrower or its Restricted Subsidiaries directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a member of the Restricted Group in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the OpCo Borrower or any of its Restricted Subsidiaries that the OpCo Borrower determines in good faith are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the OpCo Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the OpCo Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the OpCo Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties, and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the OpCo Borrower.

“Step-Up” means any Indebtedness Step-Up or Non-Compliance Step-Up.

“Subsidiary” means, as to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Equity Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by a member of the Restricted Group in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by a member of the Restricted Group in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof), (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (y) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by S&P or “P-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act, and (ix) similar investments approved by the Board of Directors in the ordinary course of business. For the avoidance of doubt, for purposes of this definition and the definitions of “Cash Equivalents” and “Investment Grade Rating”, rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement therein.

“Term C Loan Collateral Accounts” means the cash collateral accounts or securities accounts established pursuant to, and subject to the terms of, the Exit Facilities or any Refinancing Indebtedness in respect thereof for the purpose of cash collateralizing the obligations in respect of letters of credit issued pursuant to the Exit Facilities or any Refinancing Indebtedness in respect thereof and designed as a “Term Letter of Credit” or “Term L/C” thereunder.

“Trade Payables” means with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Costs” mean fees, expenses and costs relating to the consummation of the Plan of Reorganization and funding the transactions contemplated by the Plan of Reorganization.

“Transactions” means the consummation of the Plan of Reorganization, the Closing Date Refinancing, the Incurrence of the Closing Date ABS Facilities and the Exit Facilities, the issuance of the Series A Preferred Stock and the payment of the Transaction Costs.

“Transfer” has the meaning set forth in the Purchase Agreement.

“Transfer Agent” means the transfer agent and registrar of the Company with respect to the Series A Preferred Stock duly appointed from time to time.

“Underfunding” means the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan, determined as of such valuation date, allocable to such accrued benefits.

“Unrestricted Cash” means as at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts listed on the consolidated balance sheet of the OpCo Borrower and its consolidated Subsidiaries as of the last day of the OpCo Borrower’s fiscal month ending immediately prior to such date of determination for which a consolidated balance sheet is available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely (w) because of any provision under the Exit Facilities or any other Credit Facilities or (x) because they are subject to a Lien securing the Exit Facilities or any other Credit Facilities or (y) because they are (or will be) used to cash collateralize or otherwise support any funded letter of credit facility or (z) because they are to be used for specified purposes in connection with a Special Purpose Financing relating to, or other financing secured by, Customer Receivables); provided that (i) Unrestricted Cash shall not include any amounts on deposit in or credited to any Term C Loan Collateral Account and (ii) for purposes of any calculation of any financial leverage ratio made to determine whether any Corporate Indebtedness is permitted to be Incurred, “Unrestricted Cash” shall not include any proceeds of such Indebtedness borrowed at the time of determination of such ratio.

“Unrestricted Subsidiary” means (i) any Subsidiary of the OpCo Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors of the OpCo Borrower in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the OpCo Borrower may designate any Subsidiary of the OpCo Borrower (including any newly acquired or newly formed Subsidiary of the OpCo Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, any member of the Restricted Group that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) the Subsidiary to be so designated has total consolidated assets (inclusive of assets of any Subsidiaries of such Subsidiary) of $1,000 or less or (B) if such Subsidiary has consolidated assets (inclusive of assets of any Subsidiaries of such Subsidiary) greater than $1,000, then such designation would be permitted under Section 8(b)(ix). The Board of Directors of the OpCo Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, (x) the OpCo Borrower shall be in compliance with the financial covenants under the Exit Facilities or any Refinancing Indebtedness in respect thereof or (y) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that is not recourse to any member of the Restricted Group that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings). Any such designation by the Board of Directors of the OpCo Borrower shall be evidenced to the Holders by promptly delivering to the Holders a copy of the resolution of the OpCo Borrower’s Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the OpCo Borrower certifying that such designation complied with the foregoing provisions.

“VAT” means (a) any tax imposed in compliance with (but subject to the derogations from) the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and Sixth Council directive of 17 May 1977 on the harmonization of the laws of member states relating to turnover taxes-common system of value added tax: uniform basis of assessment (EC Directive 77/388); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or elsewhere.

“VAT Receivables” means, with respect to any Person, the net position of VAT receivables (less VAT payables) such Person is entitled to credit or repayment from the relevant tax authority.

“Vehicle Rental Concession” means any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights” means all of the following: (a) any Vehicle Rental Concession, (b) any rights of the OpCo Borrower, any Subsidiary thereof or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the OpCo Borrower, any Subsidiary or any Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the OpCo Borrower or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voluntary Prepayment Basket” means, in the case of any secured Indebtedness incurred in reliance on subclauses (B) or (C) of clause (i) of the definition of “Permitted Corporate Indebtedness”, all voluntary prepayments, redemptions or repurchases of any such Indebtedness, except to the extent funded with proceeds of long term Indebtedness (less any amount previously Incurred in reliance on the Voluntary Prepayment Basket pursuant to subclause (C) of clause (i) of the definition of “Permitted Corporate Indebtedness”).

“Voting Stock” means, in relation to a Person, shares of Equity Capital Stock entitled to vote generally in the election of directors to the board of directors or equivalent governing body of such Person.

SECTION 4.           Dividends.

(a)            Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b)            Accrual of Dividends. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to the Dividend Rate on the then-applicable Liquidation Preference thereof and on any Accrued Dividends, on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, as further specified below. Dividends on the Series A Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.

(c)            Arrearages; Payment of Dividends.

(i)               Except as described in this Section 4(c), Dividends shall be payable in cash.

(ii)              Dividends shall be payable semi-annually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share, and shall be paid in cash if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by Requirements of Law.

(iii)             If the Company fails to declare and pay pursuant to this Section 4(c) a full Dividend in cash on the Series A Preferred Stock on any Dividend Payment Date, then the amount of the unpaid portion of such Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person (such increase, a “Dividend Accrual”). For the avoidance of doubt, failure to pay any Dividend in cash after the 42-month anniversary of the Closing Date shall constitute a “Non-Compliance Event” and shall be subject to the provisions of Section 11.

(d)           Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), whether or not such day is a Business Day.

SECTION 5.           Liquidation Rights.

(a)            Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock issued in accordance with this Certificate of Designation and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the Redemption Price as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this Section 5, and will have no right or claim to any of the Company’s remaining assets.

(b)            Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock issued in accordance with this Certificate of Designation, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in proportion to the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable with respect thereto were paid in full.

SECTION 6.          Redemption at the Option of the Company; Other Repurchases.

(a)            Optional Redemption. Subject to the provisions of this Section 6, the Company, at its option, may redeem for cash, in whole or in part, from time to time, the outstanding shares of Series A Preferred Stock (each, an “Optional Redemption”) at a price per share of Series A Preferred Stock (the “Redemption Price”) equal to the greater of (x) the sum of (A) the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus (B) an amount equal to the Accrued Dividends with respect to such share plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share as of the applicable Redemption Date and (y) the amount necessary, if any, to result in a MOIC equal to the product of 1.30 times the Liquidation Preference with respect to such share of Series A Preferred Stock. The Company shall not be required to redeem any shares of Series A Preferred Stock at any time.

(b)            Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall send to the Holders a written notice in accordance with Section 16 (i) notifying the Holders of the election of the Company to redeem such shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be redeemed from each Holder, and the Redemption Date, and (ii) stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the Redemption Price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders. The Notice of Optional Redemption shall state the Redemption Date selected by the Company.

(c)            Partial Redemption. In case of any redemption of a portion of the shares of Series A Preferred Stock at the time outstanding (a “Partial Redemption”), each Holder’s shares shall be redeemed by the Company at the Redemption Price, on a pro rata basis proportionate to the aggregate number of shares of Series A Preferred Stock held by such Holder as of the Redemption Date, with the shares to be redeemed rounded down to the nearest full share. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, the Company shall issue, or shall cause to be issued, new certificates representing the unredeemed shares without charge to the Holder thereof. No Partial Redemption shall be consummated unless the aggregate Redemption Price of the shares to be redeemed pursuant to such Partial Redemption shall equal at least $250,000,000 (for the avoidance of doubt, if the aggregate Redemption Price of all shares of Series A Preferred Stock then outstanding is equal to or less than $250,000,000, the Company may redeem all, but not fewer than all, shares of Series A Preferred Stock then outstanding).

(d)            Effect of Redemption. If notice has been mailed in accordance with Section 6(b) above and if on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been segregated and irrevocably set apart by the Company and deposited with the Paying Agent in trust for the pro rata benefit of the Holders of the shares of Series A Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, on and after the Redemption Date, unless the Company defaults in the payment of the applicable Redemption Price, Dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accumulate and all rights of the Holders of such shares shall terminate except for the right to receive from the Company the Redemption Price, without interest; provided that if a Notice of Optional Redemption shall have been given and the funds necessary for redemption (including an amount in respect of all Dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably set apart by the Company and deposited with the Paying Agent in trust for the pro rata benefit of the Holders of the shares called for redemption, Dividends shall cease to accumulate on the Redemption Date on the shares to be redeemed and, at the close of business on the day on which such funds are segregated and set apart, such shares of Series A Preferred Stock shall no longer be deemed to be outstanding and the Holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the Redemption Price for such shares. Upon surrender, in accordance with said notice, of the certificates, if any, for any shares so redeemed (to the extent applicable, properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable Redemption Price.

(e)            Repurchases or Other Acquisitions. The Company and its Subsidiaries shall not redeem, repurchase or otherwise acquire any shares of Series A Preferred Stock other than through procedures open to all Holders on a pro rata basis in accordance with customary procedures to be agreed between the Company and the Preferred Majority Holders.

(f)            Status of Shares. Shares of Series A Preferred Stock redeemed, repurchased or otherwise acquired in accordance with this Section 6, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 7.           Transfer of Preferred Stock.

(a)            Subject to compliance with applicable U.S. federal and state Requirements of Law governing the Transfer of securities, shares of the Series A Preferred Stock shall be transferable by the Holders to any person other than a Prohibited Transferee and the Company shall recognize and register any such Transfer on its books; provided that the aggregate amount of the Series A Preferred Stock held at any one time by Common Sponsor Affiliated Purchasers may not exceed 25% of the then outstanding shares of Series A Preferred Stock. The Company shall not recognize any Transfer to a Prohibited Transferee or that would result in Common Sponsor Affiliated Purchasers holding in excess of 25% of the then outstanding shares of Series A Preferred Stock or register any such Transfer on its books (which Transfer shall be void ab initio).

(b)            The Company shall use its commercially reasonable efforts to cooperate with the Holders of the Series A Preferred Stock in connection with any Transfer to be consummated in accordance with this Section 7, including providing reasonable and customary information (i) in connection with any such Holder’s marketing efforts or any such potential transferee’s due diligence (subject to customary confidentiality restrictions) or (ii) in order to comply with applicable U.S. federal and state Requirements of Law governing the Transfer of securities.

SECTION 8.           Voting; Protective Provisions; Limited Condition Transactions.

(a)            Voting. Except as expressly set forth herein or required by applicable law, the Series A Preferred Stock shall be non-voting. On any matter on which holders of Series A Preferred Stock are entitled to vote, the Holders shall vote separately as a single class with respect to the Series A Preferred Stock, in person or by proxy, at a meeting called for such purpose or by written consent without a meeting. The approval of any matter or action shall require the affirmative vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time (the “Preferred Majority Holders”).

(b)          Protective Provisions. Notwithstanding anything to the contrary contained herein, the affirmative vote or consent of the Preferred Majority Holders will be necessary for effecting any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i)               any amendment, alteration or repeal of any provision of the Certificate (including this Certificate of Designation) or Bylaws (by merger, consolidation, division or reorganization of the Company, or otherwise) in a manner that adversely affects the rights, preferences or privileges of the Series A Preferred Stock, unless such amendment, alteration or repeal is effectuated at the time of consummation of a transaction, the proceeds of which are to be applied substantially contemporaneously to the redemption in full in cash of the Series A Preferred Stock at the Redemption Price in accordance with the terms hereof such that all shares of Series A Preferred Stock shall be redeemed in connection therewith, and the effectiveness of such amendment, alteration or repeal occurs substantially contemporaneously with such redemption;

(ii)              any liquidation, dissolution or winding up of the Company or its business and affairs;

(iii)             any creation, authorization or issuance (by reclassification or otherwise) of additional shares of Series A Preferred Stock, any Parity Stock, any Junior Stock (other than Common Stock), or any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for the foregoing; provided the Company shall be permitted to issue such Parity Stock, Junior Stock and/or Senior Stock to the extent the proceeds thereof are to be applied substantially contemporaneously to the redemption in full in cash of the Series A Preferred Stock at the Redemption Price in accordance with the terms hereof and provided that all shares of Series A Preferred Stock shall be redeemed in connection therewith;

(iv)             any Asset Disposition by a member of the Restricted Group, unless:

(1)           such member of the Restricted Group receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value (as of the date a legally binding commitment for such Asset Disposition was entered into) shall be determined (including as to the value of all non-cash consideration) in good faith by the Company (with respect to Asset Dispositions by the Company and its Subsidiaries (other than the OpCo Borrower and its Subsidiaries)) or the OpCo Borrower (with respect to Asset Dispositions by the OpCo Borrower and its Restricted Subsidiaries),

(2)            in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (as of the date a legally binding commitment for such Asset Disposition was entered into) in excess of the greater of $65,000,000 and 10.0% of LTM Consolidated EBITDA, at least 75% of the consideration (excluding, in the case of each Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for such Asset Disposition, together with all other Asset Dispositions since the Closing Date (on a cumulative basis), received by such member of the Restricted Group is in the form of cash (determined in the manner set forth in Section 10(c) below), and

(3)           to the extent required by Section 10(a), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied as provided in such Section;

(v)             any direct or indirect sale, lease, transfer or other disposition by a member of the Restricted Group of Core Intellectual Property, other than (i) any license, sublicense or other grant of rights in or to, or covenant not to sue with respect to, any Core Intellectual Property (x) in the ordinary course of business or (y) in connection with any franchise, joint venture or other similar arrangement or (ii) the abandonment, lapse or other disposition of any trademark, service mark or other intellectual property (x) in the ordinary course of business or (y) that are, in the good faith determination of the Company (with respect to Core Intellectual Property of the Company and its Subsidiaries (other than the OpCo Borrower and its Subsidiaries)) or the OpCo Borrower (with respect to Core Intellectual Property the OpCo Borrower and its Restricted Subsidiaries), no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole;

(vi)             a member of the Restricted Group, directly or indirectly, entering into or conducting any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $50,000,000, other than a Permitted Affiliate Transaction, unless (i) (A) the terms of such Affiliate Transaction are not materially less favorable to such member of the Restricted Group than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (B) if such Affiliate Transaction involves aggregate consideration in excess of $50,000,000, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Section 8(b)(vi), an Affiliate Transaction shall be deemed to have satisfied the requirements of this Section if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction;

(vii)            any sale, conveyance or transfer of all or substantially all of the property and assets of the members of the Restricted Group, taken as a whole, or any merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person (for the avoidance of doubt, other than any internal reorganization among the members of the Restricted Group, so long as the Company is the surviving entity in any merger, consolidation, statutory exchange or other business combination transaction involving the Company);

(viii)           any (A) Restricted Payment by a member of the Restricted Group, other than a Permitted Payment, or (B) payment by any Unrestricted Subsidiary of any amounts in respect of Junior Stock (including, for the avoidance of doubt, Common Stock), including any purchase thereof or other acquisition thereof for value;

(ix)             any Investment by a member of the Restricted Group, other than a Permitted Investment;

(x)              any Incurrence by a member of the Restricted Group of (A) Consolidated Vehicle Indebtedness, other than Permitted Consolidated Vehicle Indebtedness, or (B) Corporate Indebtedness, other than Permitted Corporate Indebtedness;

(xi)             any failure by the OpCo Borrower and its Restricted Subsidiaries to engage in business of the same general type as conducted by the OpCo Borrower and its Restricted Subsidiaries on the Closing Date, taken as a whole, or any failure by the Company to preserve, renew and keep in full force and effect its corporate existence;

(xii)            the Company or any Subsidiary of the Company (other than OpCo Borrower and its Subsidiaries) conducting, transacting or otherwise engaging, or committing to conduct, transact or otherwise engage, in any business or operations other than (i) the issuance of the Series A Preferred Stock contemplated by this Certificate of Designation or the provision of administrative, legal, accounting and management services to, or on behalf of, its Subsidiaries, (ii) the acquisition and ownership of the Equity Capital Stock of any of its Subsidiaries and the exercise of rights and performance of obligations in connection therewith, (iii) the entry into, and exercise of rights and performance of obligations in respect of (A) (x) in the case of OpCo Holdings, the Exit Facilities and any other guarantee of Indebtedness or other obligations of any of its Subsidiaries permitted hereunder; in each case as amended, supplemented, waived or otherwise modified from time to time, and any refinancings, refundings, renewals or extensions thereof, in each case to the extent permitted hereunder, and (y) any agreement to which it is a party on the Closing Date, to the extent disclosed in writing to ACM on or prior to the Closing Date, (B) contracts and agreements with officers, directors and employees of it or any Subsidiary thereof relating to their employment or directorships, (C) insurance policies and related contracts and agreements and (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof permitted by the terms of this Certificate of Designation, (iv) (x) the offering, issuance, sale and repurchase or redemption of its Equity Capital Stock permitted by the terms of this Certificate of Designation, and (y) dividends or distributions on its Equity Capital Stock permitted by the terms of this Certificate of Designation, (v) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vi) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (vii) in the case of the Company, the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (viii) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (ix) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (x) making loans to or other Investments in its Subsidiaries as and to the extent not prohibited by this Certificate of Designation, and (xi) other activities incidental or related to the foregoing; or

(xiii)           any agreement or commitment to do or take any action described in this Section 8(b).

For purposes of this Section 8(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Certificate.

If at any time any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets set forth within a protective provision set forth in Section 8(b) or any definition used therein, the Company or the OpCo Borrower may divide, classify and/or designate such action or transaction (or any portion thereof), and later (on one or more occasions) may re-divide, re-classify and/or re-designate such action or transaction (or any portion thereof), as consummated in reliance on one or more of such exceptions, thresholds and baskets as within such protective provision or definition (but not, for the avoidance of doubt, as consummated in reliance on one or more exception, threshold or basket within any other protective provision or definition) as the Company or OpCo Borrower may determine in its sole discretion from time to time, including by re-dividing, re-classifying and/or re-designating any action or transaction originally consummated in reliance on one or more fixed exceptions, thresholds or baskets (“fixed baskets”.) as consummated in reliance on any available incurrence-based exception, threshold or basket (“incurrence-based baskets”) within the same protective provision (but not, for the avoidance of doubt, within any other protective provision) that is available at the time of such re-division, re-classification and/or re-designation (for the avoidance of doubt, which determination shall be made without duplication of such applicable action or transaction to be re-divided, re-classified and/or re-designated) and if any ratio or financial test set forth in any applicable incurrence-based basket would be satisfied at any time after consummation of such action or transaction, such re-division, re-classification and/or re-designation within such protective provision (but not, for the avoidance of doubt, within any other protective provision) shall be deemed to have automatically occurred if not elected by the Borrower (provided that all Indebtedness under the Exit Facilities (or any Refinancing Indebtedness in respect thereof) Incurred on or after the Closing Date shall be deemed to have been Incurred pursuant to clause (i) of the definition of “Permitted Corporate Indebtedness” and the OpCo Borrower shall not be permitted to reclassify all or any portion of Indebtedness Incurred pursuant to clause (i) of the definition of “Permitted Corporate Indebtedness”). Notwithstanding anything herein to the contrary, clause (i) of the definition of “Permitted Affiliate Transaction” shall not permit any Investments in Affiliates of the Plan Sponsors, other than the Company and its Subsidiaries, and the preceding clause (b)(viii) shall apply to any direct or indirect Restricted Payments or payments (as applicable).

If any fixed baskets are intended to be utilized together with any incurrence-based baskets in any action or transaction, (i) compliance with or satisfaction of any applicable financial ratios or tests for such action or transaction (or any portion thereof) to be consummated under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets or any substantially concurrent revolving credit loans incurrence, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such action or transaction to be consummated under any fixed baskets or revolving loan incurrence shall be calculated.

(c)           Voting. Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote.

(d)           Limited Condition Transactions.

(i)             In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Certificate of Designation which requires that no Non-Compliance Event (or, as applicable, no specified Non-Compliance Event) has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Non-Compliance Event exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 8(d), and any Non-Compliance Event (or, as applicable, any specified Non-Compliance Event) occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Non-Compliance Event (or specified Non-Compliance Event, as applicable) shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(ii)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(1)           determining compliance with any provision of this Certificate of Designation which requires the calculation of the Consolidated First Lien Leverage Ratio, the Consolidated Total Secured Leverage Ratio or the Consolidated Total Net Corporate Leverage Ratio; or

(2)            testing baskets set forth in this Certificate of Designation;

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Company are available, the Company could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCA Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA of the OpCo Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness, or the making of Restricted Payments, Asset Dispositions, (without limiting the provisions hereof restricting any such issuance) mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the OpCo Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) have been consummated; provided that, with respect to the making of Restricted Payments on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall also be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) have not been consummated. Any LCA Election with respect to a transaction involving the OpCo Borrower or its Subsidiaries may be made by the OpCo Borrower in lieu of the Company.

Any reference in this Certificate of Designation to a merger, consolidation, amalgamation, conveyance, disposal, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, corporation or partnership, or an allocation of assets to a series of or one or more limited liability companies, partnerships or corporations, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation conveyance, disposal, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, corporation or partnership shall be deemed to constitute the formation of a separate Person, and any such division shall constitute a separate Person hereunder (and each division of any limited liability company, corporation or partnership that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 9.           Board Designation Rights.

(a)            Without limitation of the rights of the Holders under Section 11 hereof, for so long as ACM and its Affiliates own at least 50% of the shares of Series A Preferred Stock then outstanding, ACM shall have the right to appoint (i) one observer (the “ACM Observer”) to the Board (but, for the avoidance of doubt, not to any committee thereof), subject to the execution by the ACM Observer of a customary confidentiality agreement with the Company, and (ii) one director to the Board and any committee thereof to which the Board has delegated substantially all of its authority (the “ACM Director”). The rights of ACM and its Affiliates pursuant to this Section 9(a) may not be Transferred without the consent of the Company. The ACM Director and the ACM Observer shall each serve in such capacity until such individual’s earlier death, disability, resignation or removal by ACM and shall be subject to all obligations, policies and codes of conduct applicable to the directors of the Company.

(b)            The ACM Observer (i) shall be entitled to attend (in person or, at his/her election, telephonically) all in-person meetings and to listen to the entirety of all telephonic meetings of the Board in a nonvoting observer capacity and (ii) shall receive all information, notices, reports, written consents, meeting minutes and other materials (collectively, the “Board Information”) provided to the members of the Board in respect of such meeting (the “Board Members”), in each case, substantially simultaneously with, and in the same manner and to the same extent as, such Board Information is given to such Board Members. Notwithstanding the foregoing, the Company may withhold any information and exclude the ACM Observer from any meeting or portion thereof, including closed or executive sessions, if the Board determines in good faith, based on the advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or under circumstances that present a conflict of interest with respect to the applicable matter under consideration. The Company shall provide the ACM Observer with reimbursement for reasonable and documented out-of-pocket costs and expenses incurred by the ACM Observer in connection with the exercise of its rights and roles hereunder.

(c)            The ACM Director and the ACM Observer may each be removed at any time without cause by ACM, and any vacancy with respect to the ACM Director or ACM Observer may be filled by ACM. In the event that ACM and its Affiliates no longer own at least 50% of the shares of Series A Preferred Stock then outstanding, the term of office of each of the ACM Director and the ACM Observer shall immediately terminate, and the Board may remove the ACM Director from the Board.

SECTION 10.         Net Available Cash from Asset Sales.

(a)           Subject to paragraph (b) below, in the event that on or after the Closing Date, a member of the Restricted Group shall make an Asset Disposition or a Recovery Event shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied as follows:

(i)              first, to the extent such member of the Restricted Group elects, to reinvest or commit to reinvest in the business of the OpCo Borrower and its Restricted Subsidiaries (including any investment in Additional Assets) within 18 months from the later of the date of such Asset Disposition or Recovery Event and the date of receipt of such Net Available Cash (or if later, 6 months following the date on which a reinvestment commitment or letter of intent is entered into (so long as such reinvestment commitment or letter of intent was entered into during such 18-month period)); and

(ii)            second, to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with clause (i) above, within the longest of (1) 10 Business Days of determination of such balance, (2) the time required under any Indebtedness prepaid, repaid or purchased pursuant to this clause (ii), and (3) the time required by applicable law, toward (x) the prepayment, repayment or purchase of Indebtedness for borrowed money or cash collateralization of letters of credit, bankers’ acceptances or other similar instruments (in each case, other than Indebtedness owed to a member of the Restricted Group) or (y) to the extent permitted by the terms of the Exit Facilities or any Refinancing Indebtedness in respect thereof, to the redemption of the Series A Preferred Stock in accordance with the terms of this Certificate of Designation.

provided that (1) the member of the Restricted Group that received Net Available Cash from such Asset Disposition may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that, such investment shall be made no earlier than the earliest of notice of the relevant Asset Disposition to the Holders, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with Section 10(a)(i) above with respect to such Asset Disposition and (2) the foregoing percentage in this Section 10(a) shall be reduced to (x) 50% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom, the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 3.50 to 1.00, but greater than 2.50 to 1.00 and (y) 0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom, the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 2.50 to 1.00 (any Net Available Cash in respect of Asset Dispositions not required to be applied in accordance herewith as a result of the application of one or more of the stepdowns in this clause (2) of this proviso shall collectively constitute “Total Leverage Excess Proceeds”).

(b)           Notwithstanding the foregoing provisions of this Section 10, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 10 (i) except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events not applied in accordance with this Section 10 (excluding all Total Leverage Excess Proceeds) exceeds (x) the greater of $75,000,000 and 12.5% of LTM Consolidated EBITDA, individually, and (y) the greater of $150,000,000 and 25.0% of LTM Consolidated EBITDA, in the aggregate on an annual basis and (ii) to the extent that (x) any Net Available Cash from such Asset Disposition or Recovery Event is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to the Company, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Company (with respect to itself and its Subsidiaries (other than the OpCo Borrower and its Subsidiaries)) or the OpCo Borrower (with respect to itself and its Restricted Subsidiaries) the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to the Company could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of a member of the Restricted Group, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon any member of the Restricted Group, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any material adverse tax consequence for a member of the Restricted Group, or (F) any cost, expense, liability or obligation (including any tax) other than routine and immaterial out-of-pocket expenses.

(c)            For the purposes of Section 8(b)(iv), the following are deemed to be cash: (1) Cash Equivalents and Temporary Cash Investments, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock), any Subsidiary of the Company (other than the OpCo Borrower and its Subsidiaries), the OpCo Borrower or any Restricted Subsidiary and the release of such Person from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) securities received by a member of the Restricted Group from the transferee that are converted by such Person into cash within 180 days, (4) consideration consisting of Indebtedness of a member of the Restricted Group, (5) Additional Assets, (6) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that each member of the Restricted Group is released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition and (7) any Designated Noncash Consideration received by the OpCo Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed when received an aggregate amount equal to the greater of $160,000,000 and 25.0% of LTM Consolidated EBITDA (with the Fair Market Value of each item of Designated Noncash Consideration being measured as of the date a legally binding commitment for such Asset Disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

SECTION 11.        Non-Compliance Events.

(a)           Following the occurrence and during the continuance of any Non-Compliance Event:

(i)             The Liquidation Preference and the Accrued Dividends shall each accrete by an additional 0.50% each month during the continuance of such Non-Compliance Event (on each one-month month anniversary of the occurrence thereof), which accreted amounts shall thereafter constitute “Accrued Dividends” for purposes hereof (a “Non-Compliance Step-Up”);

(ii)            Commencing on the 30th consecutive day of a continuing Non-Compliance Event, upon the written request of the Preferred Majority Holders, the size of the Board shall be automatically increased by 50% (rounded upward, if necessary, due to an odd number of initial directors), and the newly created vacancies shall be filled by the Board as promptly as practicable thereafter from nominees proposed by the Preferred Majority Holders (which shall propose two nominees for each such vacancy);

(iii)           Commencing on the later to occur of the (x) 60th consecutive day of a continuing Non-Compliance Event and (y) the end of the Relief Period, upon the written request of the Preferred Majority Holders, the Company will initiate a process to consummate (each, a “Forced Exit Transaction” ):

(1)            an underwritten public offering of shares of Common Stock, or other capital raise by the Company or its Subsidiaries, in each case the net cash proceeds of which shall be used to redeem the Series A Preferred Stock at the Redemption Price in accordance with the terms hereof; or

(2)            a sale as a result of which the Company shall have sufficient cash on hand to redeem the Series A Preferred Stock at the Redemption Price in accordance with the terms hereof (and the net cash proceeds of which shall be so applied);

provided that the Company shall not be permitted to consummate any Forced Exit Transaction without the consent of the Preferred Majority Holders to the extent that the net cash proceeds thereof would be insufficient to redeem the Series A Preferred Stock in full in cash at the Redemption Price in accordance with the terms hereof;

(iv)          Commencing on the 270th consecutive day of a continuing Non- Compliance Event, upon the written request of the Preferred Majority Holders:

(1)            The size of the Board shall be expanded to such a size that the directors to be appointed pursuant to this clause 11(a)(iv)(1) (together with the directors, if any, appointed pursuant to clause (ii) above) shall constitute a majority of the Board by one director, and the newly created vacancies shall be filled by the Board as promptly as practicable thereafter from nominees proposed by the Preferred Majority Holders (which shall propose two nominees for each such vacancy) (the “Majority Board Proposal Right”);

(2)            The Board, as reconstituted pursuant to clause (1) above, shall, to the extent the Relief Period is no longer in effect, pursue (or continue to pursue, as applicable) a Forced Exit Transaction and shall take all actions consistent with their fiduciary duties necessary to consummate such a transaction (provided that the Company shall not be permitted to consummate any Forced Exit Transaction without the consent of the Preferred Majority Holders to the extent that the net cash proceeds thereof would be insufficient to redeem the Series A Preferred Stock in full in cash at the Redemption Price in accordance with the terms hereof); and

(3)            The shares of Series A Preferred Stock shall be entitled to vote with the shares of Common Stock on an “as-if” converted basis, and shall be treated by the Certificate and Bylaws as holding 51% of the then-outstanding voting Capital Stock of the Company; provided that, to the extent such voting of shares of Preferred Stock is not permitted by applicable rules of the stock exchange on which the Common Stock of the Company is listed, the Company and the Preferred Majority Holders shall cooperate reasonably and in good faith to implement an alternate arrangement that most closely approximates the foregoing (collectively, the “Majority Voting Right”).

To the extent that more than one Non-Compliance Event shall be continuing at any time, the above described periods shall commence on the date of the first Non-Compliance Event and shall continue until such time as all Non-Compliance Events have been cured or waived.

In addition to the foregoing, each Holder shall have all rights which such Holder has under applicable law or in equity. Any Holder having any rights under the Certificate (including this Certificate of Designation) or under law or in equity shall be entitled to seek enforcement of such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Certificate (including this Certificate of Designation) and to exercise all other rights granted by applicable law or in equity.

(b)           From and after the 87-month anniversary of the Closing Date, to the extent any shares of Series A Preferred Stock remain outstanding and irrespective of whether a Non-Compliance Event shall have occurred and be continuing, (i) Holders shall be entitled to the Non-Compliance Step-Up and (ii) upon the written request of the Preferred Majority Holders, the Preferred Majority Holders shall be entitled to exercise the Majority Board Proposal Right and the Majority Voting Right, and the Company shall initiate a process to promptly consummate a Forced Exit Transaction.

(c)            Each director appointed to the Board by the Preferred Majority Holders in accordance with this Section 11 shall serve in such capacity until such individual’s earlier death, disability, resignation or removal by the Preferred Majority Holders, shall be subject to all obligations, policies and codes of conduct applicable to the directors of the Company. Any director appointed to the Board by the Preferred Majority Holders in accordance with this Section 11 may be removed at any time without cause by the Preferred Majority Holders, and any vacancy with respect to any directors so appointed to the Board may be filled by a vote of the Preferred Majority Holders. Following the redemption in full in cash of the Series A Preferred Stock, the term of office of the directors appointed to the Board in accordance with this Section 11 shall terminate and the number of directors on the Board shall automatically decrease by the number of directors whose term of office has so terminated.

SECTION 12.         Information Rights and Inspection Rights.

(a)           The Company shall provide to the Holders:

(i)             not later than the fifth Business Day after the 105th day following the end of each fiscal year of the Company (or such longer period as may be permitted by the SEC for the filing of annual reports on Form 10-K) ending on or after December 31, 2021, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in unaudited pro forma comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Company’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Company’s obligation under this Section 12(a)(i) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception) (except to the extent such qualification results solely from (i) the impending maturity of any Indebtedness or (ii) any potential or actual inability to satisfy any financial maintenance covenant under the Exit Facilities or any Refinancing Indebtedness in respect thereof (it being understood, for the avoidance of doubt, that any “emphasis of matter” or explanatory paragraph shall not constitute a breach of this Section));

(ii)            not later than the fifth Business Day after the 50th day following the end of each of the first three quarterly periods of each fiscal year of the Company (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition of the Company and its Subsidiaries in conformity with GAAP and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except for the absence of certain notes) (it being agreed that the furnishing of the Company’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Company’s obligations under this Section 12(a)(ii) with respect to such quarter);

(iii)           within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Company may file with the SEC or any successor or analogous Governmental Authority;

(iv)           within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Company may file with the SEC or any successor or analogous Governmental Authority;

(v)            a copy of any material notice provided to the lenders or any other creditors under the Exit Facilities or any Refinancing Indebtedness in respect thereof at the same time as such lenders or other creditors receive such notice;

(vi)           subject to a customary confidentiality agreement, promptly upon request by ACM, any information regarding the Company provided to the Board;

(vii)          as soon as possible after a Responsible Officer of the Company knows thereof, the occurrence of any Non-Compliance Event;

(viii)         as soon as possible after a Responsible Officer of the Company knows thereof, any (i) default or event of default under any Contractual Obligation (including with respect to lease obligations in connection with Special Purpose Financings) of a member of the Restricted Group, other than as previously disclosed in writing to the Holders, or (ii) litigation, investigation or proceeding which may exist at any time, in the case of either clause (i) or (ii) that would reasonably be expected to have a Material Adverse Effect;

(ix)            the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Company knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of a member of the Restricted Group in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or a member of the Restricted Group or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(x)             as soon as possible after a Responsible Officer of the Company knows thereof, (i) any release or discharge by the OpCo Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the OpCo Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Holders that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the OpCo Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the OpCo Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the OpCo Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the OpCo Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the OpCo Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect; and

(xi)            subject to clause (b) below, such additional financial and other information regarding the Company as ACM may from time to time reasonably request.

(b)           The Company shall permit ACM and its Affiliates (and their respective representatives) to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records (other than (i) all data and information used to calculate any “measurement month average” or (ii) any “market value average” or any similar amount, however designated, under or in connection with any financing of Vehicles and/or other property or assets) and to discuss the business, operations, properties and financial and other condition of the Restricted Group with officers of such Persons and with the Company’s independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Company may be present during any such visits, discussions and inspections.

(c)            Notwithstanding anything to the contrary in this Section 12, no member of the Restricted Group will be required by the terms of this Section 12 to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Holders or ACM (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(d)            Documents required to be delivered pursuant to this Section 12 may at the Company’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address specified by written notice to the Holders from time to time; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website to which each Holder has access (whether a commercial or third-party website).

SECTION 13.         Transfer Agent, Conversion Agent, Registrar and Paying Agent. The Transfer Agent and the Paying Agent shall initially be Computershare Trust Company, N.A. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent or Paying Agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 14.         Replacement Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of evidence satisfactory to the Company and the Transfer Agent that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

SECTION 15.         Taxes.

(a)            Withholding. The Company and its Paying Agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Stock to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designation as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series A Preferred Stock, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series A Preferred Stock or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).

(b)            Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of shares of Series A Preferred Stock or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

SECTION 16.         Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, (a) if sent by mail, to its office at Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: General Counsel, or (b) if sent by electronic mail, to such electronic mail address as the Company shall have designated in writing to the Holders, (ii) if to any Holder, to such Holder at the address and electronic mail address of such Holder as listed in the stock record books of the Company (which, for all purposes hereunder, may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 17.         Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, the Liquidation Preference and Accrued Dividends per share of Series A Preferred Stock and the Dividend Rate in effect from time to time and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 18.         Amendment; Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be amended or waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Preferred Majority Holders; provided that (i) any amendment, modification or waiver that, by its terms, would adversely and uniquely affect a Holder (in its capacity as such) relative to other Holders without similarly affecting all of the Holders shall require the prior written consent of such adversely and uniquely affected Holder, and (ii) other than ministerial changes, without the written consent of each Holder adversely affected thereby, no amendment, modification or waiver (whether by merger, consolidation, division or reorganization of the Company) shall:

(a)	reduce the Dividend Rate, extend any Dividend Payment Date (except in accordance with the proviso to such definition as in effect on the Closing Date) or amend Section 4 (including any other defined term used in such section, to the extent relating thereto);

(b)	reduce the Liquidation Preference or the Accrued Dividend or amend Section 5 (including any other defined term used in such section, to the extent relating thereto); provided that the Preferred Majority Holders shall be permitted to amend, modify or waive Non-Compliance Events and the effects thereof without the written consent of each adversely affected Holder;

(c)	reduce the Redemption Price (other than as a result of any amendment, modification or waiver of the effect of a Non-Compliance Event in accordance with clause (b) above) or amend Section 6 (including any other defined term used in such section, to the extent relating thereto), other than (x) the penultimate and final sentences of Section 6(b) and (y) the final sentence of Section 6(c) (each of which may be amended, modified or waived with the consent of the Preferred Majority Holders and will not require the consent of each adversely affected Holder);

(d)	amend Section 7(a) (including any defined term used in such section to the extent relating thereto); provided that the definition of “Prohibited Transferee” may be amended, modified or waived with the consent of the Preferred Majority Holders and will not require the consent of each adversely affected Holder;

(e)	amend Section 2 (including any defined term used in such section to the extent relating thereto); provided that the Company shall be permitted to issue Parity Stock, Senior Stock and Junior Stock in accordance with Section 8 without the consent of each adversely affected Holder; or

(f)	amend the foregoing clauses (a) through (e) or this clause (f).

SECTION 19.         Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 20.         Interpretation. When a reference is made in this Certificate of Designation to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Certificate of Designation unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Certificate of Designation, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Certificate of Designation shall refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation unless the context requires otherwise. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Certificate of Designation shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Certificate of Designation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless otherwise specified, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Certificate of Designation, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by law or specified herein, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day). For purposes of determining the Consolidated First Lien Leverage Ratio, the Consolidated Total Secured Leverage Ratio or the Consolidated Total Net Corporate Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of such calculation at the exchange rate as of the date of determination, and will, in the case of Indebtedness, be the weighted average exchange rates used for determining Consolidated EBITDA for the relevant period; provided that if the OpCo Borrower or any of its Restricted Subsidiaries has entered into any currency swaps in respect of any borrowings, the Dollar amount of such borrowings shall be determined by first taking into account the effects of that currency swap. If (a) any of the baskets set forth in Section 8(b) or any definition used therein are exceeded solely as a result of fluctuations to LTM Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose hereunder, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations, or (b) any baskets are exceeded, any representation or warranty would be untrue or inaccurate, any undertaking would be breached, or any event that would constitute a Non-Compliance Event, in each case, solely as a result of fluctuations in applicable currency exchange rates, any such basket, representation or warranty, undertaking or event shall not be deemed to be exceeded, untrue, inaccurate, breached, exceeded or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

SECTION 21.         Expenses; Indemnity.

(a)            For so long as the Series A Preferred Stock remains outstanding, the Company shall reimburse the Holders for each of their documented reasonable out-of-pocket costs, fees and expenses from time to time in responding to any request for approval under the Certificate (including this Certificate of Designation), enforcing their rights under the Certificate (including this Certificate of Designation), and/or amending the Certificate (including this Certificate of Designation); provided, that, the Company shall not be obligated to reimburse the expenses of more than one single counsel for all Holders taken as a whole (such counsel to be selected by the Preferred Majority Holders in their sole discretion) and to the extent reasonably necessary, regulatory counsel and a single local counsel in each relevant jurisdiction.

(b)            The Company shall indemnify and hold harmless the Holders, each of their respective Affiliates and controlling persons and each of their respective directors, officers, employees, partners, agents, advisors and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with any claim, litigation, investigation or proceeding relating to the Certificate (including this Certificate of Designation) (a “Proceeding”), regardless of whether any Indemnified Person is a party thereto or whether such Proceeding is brought by the Company, any of its Affiliates or any third party, and to reimburse each Indemnified Person within thirty (30) days following written demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct, bad faith or gross negligence of, or material breach of the Certificate (including this Certificate of Designation) or the Purchase Agreement by, such Indemnified Person, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this        30th         day of         June       2021.

By:	/s/ M. David Galainena
Name:	M. David Galainena
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Certificate of Designations]